                                                                      EXHIBIT 99

                         INDEX TO FINANCIAL INFORMATION


                                                              PAGE
Report of Independent Certified Public Accountants..........   2
Consolidated Balance Sheets as of December 31, 1997 and
  1996 (Restated)...........................................   3
Consolidated Statements of Operations for Each of the Three
  Years Ended December 31, 1997 (Restated)..................   4
Consolidated Statements of Shareholders' Equity for Each of
  the Three Years Ended December 31, 1997 (Restated)........   5
Consolidated Statements of Cash Flows for Each of the Three
  Years Ended December 31, 1997 (Restated)..................   6
Notes to Consolidated Financial Statements (Restated).......   7
Managements's Discussion and Analysis of Financial
  Condition and Results of Operations for the Years
  Ended December 31, 1997, 1996 and 1995 (Restated).........  27
Unaudited Condensed Consolidated Balance Sheets as of
  March 31, 1998 and December 31, 1997 (Restated)...........  37
Unaudited Condensed Consolidated Statements of Operations
  for the Three Months Ended March 31, 1998 and 1997
  (Restated)................................................  38
Unaudited Condensed Consolidated Statement of Shareholders'
  Equity for the Three Months Ended March 31, 1998..........  39
Unaudited Condensed Consolidated Statements of Cash Flows
  for the Three Months Ended March 31, 1998 and 1997
  (Restated)................................................  40
Notes to Unaudited Condensed Consolidated Financial
  Statements (Restated).....................................  41
Management's Discussion and Analysis of Financial Condition
  and Results of Operations for the Three Months Ended
  March 31, 1998 and 1997 (Restated)........................  47


'
               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Republic Industries, Inc.:

     We have audited the accompanying consolidated balance sheets (restated) of Republic Industries, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations (restated), shareholders' equity (restated) and cash flows (restated) for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
July 20, 1998.

                           REPUBLIC INDUSTRIES, INC.

                     CONSOLIDATED BALANCE SHEETS (RESTATED)
                               AS OF DECEMBER 31,
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                1997        1996
                                                              ---------   --------
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   148.0   $  364.4
  Receivables, net..........................................      977.3      598.9
  Revenue earning vehicles, net.............................    4,466.5    3,583.0
  Inventory.................................................    1,094.8      381.1
  Other current assets......................................      139.2      451.5
                                                              ---------   --------
          Total Current Assets..............................    6,825.8    5,378.9
PROPERTY AND EQUIPMENT, NET.................................    2,096.9    1,205.8
INTANGIBLE AND OTHER ASSETS, NET............................    1,604.6      323.8
                                                              ---------   --------
                                                              $10,527.3   $6,908.5
                                                              =========   ========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   260.8   $  228.1
  Accrued liabilities.......................................      557.9      294.8
  Liability insurance reserves..............................      297.2      222.4
  Revenue earning vehicle debt..............................    2,209.4    2,535.6
  Notes payable and current maturities of long-term debt....      532.0      385.5
  Other current liabilities.................................      405.3      272.8
                                                              ---------   --------
          Total Current Liabilities.........................    4,262.6    3,939.2
LONG-TERM DEBT, NET OF CURRENT MATURITIES...................      370.9      434.8
LONG-TERM REVENUE EARNING VEHICLE DEBT......................    1,962.7      844.8
OTHER LIABILITIES...........................................      446.8      269.8
COMMITMENTS AND CONTINGENCIES...............................
SHAREHOLDERS' EQUITY:
  Preferred stock, par value $.01 per share; 5,000,000
     shares authorized; none issued.........................         --        --
  Common stock, par value $.01 per share; 1,500,000,000 and
     500,000,000 shares authorized, respectively;
     432,705,796 and 340,913,014 shares issued and
     outstanding, respectively..............................        4.3        3.4
  Additional paid-in capital................................    3,051.5    1,387.6
  Retained earnings.........................................      428.5       28.9
                                                              ---------   --------
          Total Shareholders' Equity........................    3,484.3    1,419.9
                                                              ---------   --------
                                                              $10,527.3   $6,908.5
                                                              =========   ========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS (RESTATED)
                        FOR THE YEARS ENDED DECEMBER 31,
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                1997       1996       1995
                                                              --------   --------   --------
REVENUE:
  Automotive retail sales...................................  $6,122.8   $2,933.7   $2,361.7
  Automotive rental revenue.................................   3,055.1    2,699.4    1,992.8
  Solid waste services revenue..............................   1,127.7      953.3      805.0
                                                              --------   --------   --------
                                                              10,305.6    6,586.4    5,159.5
EXPENSES:
  Cost of automotive retail sales...........................   5,459.0    2,611.3    2,068.4
  Cost of automotive rental operations......................   2,377.0    2,167.2    1,613.9
  Cost of solid waste services operations...................     809.1      703.6      570.1
  Selling, general and administrative.......................   1,281.8      974.8      782.2
  Restructuring and other charges...........................     179.1       38.3        3.3
                                                              --------   --------   --------
OPERATING INCOME............................................     199.6       91.2      121.6
INTEREST INCOME.............................................      18.2       31.5       22.1
INTEREST EXPENSE............................................     (16.8)     (48.4)     (40.1)
OTHER INCOME, NET...........................................     114.4        7.0       12.0
                                                              --------   --------   --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES.......     315.4       81.3      115.6
PROVISION FOR INCOME TAXES..................................     115.2       64.8       60.8
                                                              --------   --------   --------
INCOME FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY
  CHARGE....................................................     200.2       16.5       54.8
                                                              --------   --------   --------
DISCONTINUED OPERATIONS:
  Income from discontinued operations, net of income
     taxes..................................................       9.5        8.4       10.3
  Gain (loss) on disposal of segment, net of income tax
     provision of $233.7 in 1997 and benefit of $10.0 in
     1995...................................................     230.0         --      (30.5)
                                                              --------   --------   --------
  Income (loss) from discontinued operations................     239.5        8.4      (20.2)
                                                              --------   --------   --------
INCOME BEFORE EXTRAORDINARY CHARGE..........................     439.7       24.9       34.6
EXTRAORDINARY CHARGE RELATED TO EARLY EXTINGUISHMENT OF
  DEBT, NET OF BENEFIT FOR INCOME TAXES OF $15.0............        --      (31.6)        --
                                                              --------   --------   --------
NET INCOME (LOSS)...........................................  $  439.7   $   (6.7)      34.6
                                                              ========   ========   ========
BASIC EARNINGS (LOSS) PER SHARE:
  Continuing operations.....................................  $    .50   $    .05   $    .21
  Discontinued operations...................................       .59        .03       (.08)
  Extraordinary charge......................................        --       (.10)        --
                                                              --------   --------   --------
  Net income (loss).........................................  $   1.09   $   (.02)  $    .13
                                                              ========   ========   ========
DILUTED EARNINGS (LOSS) PER SHARE:
  Continuing operations.....................................  $    .46   $    .05        .21
  Discontinued operations...................................       .56        .02       (.08)
  Extraordinary charge......................................        --       (.09)        --
                                                              --------   --------   --------
  Net income (loss).........................................  $   1.02   $   (.02)  $    .13
                                                              ========   ========   ========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (RESTATED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN MILLIONS)

                                                              COMMON     ADDITIONAL      RETAINED
                                                              STOCK    PAID-IN CAPITAL   EARNINGS
                                                              ------   ---------------   --------
BALANCE AT DECEMBER 31, 1994................................   $2.1       $  293.9        $131.5
  Sales of common stock and warrants........................     .4          262.0            --
  Stock issued in acquisitions..............................     .2           83.9            --
  Exercise of stock options and warrants, including income
     tax benefit of $4.1 million............................     --           15.7            --
  Distributions to former owners of pooled companies........     --             --         (70.6)
  Other.....................................................     .3           20.1          14.9
  Net income................................................     --             --          34.6
                                                               ----       --------        ------
BALANCE AT DECEMBER 31, 1995................................    3.0          675.6         110.4
  Sales of common stock.....................................     .2          550.7            --
  Stock issued in acquisitions..............................     .1           86.5            --
  Exercise of stock options and warrants, including income
     tax benefit of $20.3 million...........................     --           43.7            --
  Distributions to former owners of pooled companies........     --             --         (78.4)
  Other.....................................................     .1           31.1           3.6
  Net loss..................................................     --             --          (6.7)
                                                               ----       --------        ------
BALANCE AT DECEMBER 31, 1996................................    3.4        1,387.6          28.9
  Sales of common stock.....................................     .2          552.5            --
  Stock issued in acquisitions..............................     .6          942.5            --
  Exercise of stock options and warrants, including income
     tax benefit of $32.7 million...........................     .1           92.0            --
  Distributions to former owners of pooled companies........     --             --         (30.6)
  Other.....................................................     --           76.9          (9.5)
  Net income................................................     --             --         439.7
                                                               ----       --------        ------
BALANCE AT DECEMBER 31, 1997................................   $4.3       $3,051.5        $428.5
                                                               ====       ========        ======

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)
                        FOR THE YEARS ENDED DECEMBER 31,
                                 (IN MILLIONS)

                                                                1997        1996        1995
                                                              ---------   ---------   ---------
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES OF
  CONTINUING OPERATIONS:
  Net income (loss).........................................  $   439.7   $    (6.7)   $    34.6
  Adjustments to reconcile net income (loss) to net cash
     (used in) provided by operating activities:
     Depreciation on revenue earning vehicles...............      831.9       747.9        555.1
     Depreciation, amortization and depletion on property
       and equipment........................................      138.8       114.2         93.2
     Amortization of intangible assets......................       32.9        13.8          9.9
     Non-cash restructuring and other charges...............      186.0        95.5          3.3
     Loss on extinguishment of debt, net of income taxes....         --        31.6           --
     Gain on sale of marketable securities..................     (102.3)         --           --
     (Income) loss from discontinued operations, net of
       income taxes.........................................     (239.5)       (8.4)         20.2
     Purchases of revenue earning vehicles..................   (5,227.3)   (4,695.3)     (3,195.5)
     Sales of revenue earning vehicles......................    3,892.3     3,356.4       2,841.6
     Changes in assets and liabilities, net of effects from
       business acquisitions
       Receivables..........................................     (209.3)     (110.9)        (47.1)
       Inventory............................................     (205.9)      (21.4)        (44.9)
       Other assets.........................................       93.5       (51.0)          1.1
       Accounts payable and accrued liabilities.............     (291.0)       76.3          98.9
       Other liabilities....................................      111.5       166.4          39.7
                                                              ---------   ---------    ----------
                                                                 (548.7)     (291.6)        410.1
                                                              ---------   ---------    ----------
CASH (USED IN) PROVIDED BY DISCONTINUED OPERATIONS..........      (48.0)      (50.1)        (19.6)
                                                              ---------   ---------    ----------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:
  Cash received on disposal of segment......................      610.0          --          34.3
  Purchases of property and equipment.......................     (459.8)     (252.8)       (223.9)
  Purchases of marketable securities........................     (300.0)         --            --
  Sale of marketable securities.............................      402.3          --            --
  Cash used in business acquisitions, net of cash
     acquired...............................................     (216.6)      (51.5)     (1,333.7)
  Other.....................................................      (55.5)     (214.8)         45.8
                                                              ---------   ---------    ----------
                                                                  (19.6)     (519.1)     (1,477.5)
                                                              ---------   ---------    ----------
CASH PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from revenue earning vehicle financing...........   29,103.7    17,802.7      11,134.4
  Payments on revenue earning vehicle financing.............  (28,688.7)  (17,452.0)     (9,990.9)
  Proceeds from long-term debt and notes payable............      378.4       271.5         199.3
  Payments of long-term debt and notes payable..............     (832.3)     (442.0)       (236.2)
  Net (payments) proceeds from revolving credit and vehicle
     inventory financing facilities.........................     (139.7)      158.6          16.8
  Sales of common stock.....................................      552.7       550.9         262.4
  Other.....................................................       25.8       (65.9)         15.3
                                                              ---------   ---------    ----------
                                                                  399.9       823.8       1,401.1
                                                              ---------   ---------    ----------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............     (216.4)      (37.0)        314.1
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............      364.4       401.4          87.3
                                                              ---------   ---------    ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $   148.0   $   364.4    $    401.4
                                                              =========   =========    ==========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
               (ALL TABLES IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying Consolidated Financial Statements include the accounts of Republic Industries, Inc. and its subsidiaries ("Republic" or the "Company"). All intercompany accounts and transactions have been eliminated. In October 1997, the Company sold its electronic security services division. In 1995, the Company disposed of all of its mining and citrus operations and spun-off its hazardous waste services segment to the Company's shareholders. Accordingly, as discussed in Note 11, Discontinued Operations, these operations have been accounted for as discontinued operations and the accompanying Consolidated Financial Statements presented herein have been restated to report separately the operating results of these discontinued operations.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements to conform with the financial statement presentation of the current period.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     The accompanying Consolidated Financial Statements have been restated to include the financial position and results of operations of various businesses acquired in 1997 and accounted for under the pooling of interests method of accounting (the "Pooled Entities") as if the companies had operated as one entity since inception. See Note 2, Business Combinations, for further discussion of these transactions.

     All per share data and numbers of shares of the Company's common stock, par value $.01 per share ("Common Stock") for all periods included in the consolidated financial statements and notes thereto have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that became effective in June 1996, as more fully described in Note 6, Shareholders' Equity.

RECEIVABLES

     The components of receivables, net of allowance for doubtful accounts at December 31 are as follows:

                                                                1997      1996
                                                              --------   ------
Trade.......................................................  $  445.2   $301.5
Vehicle.....................................................     357.6    230.9
Other.......................................................     225.4     86.4
                                                              --------   ------
                                                               1,028.2    618.8
Less: allowance for doubtful accounts.......................     (50.9)   (19.9)
                                                              --------   ------
                                                              $  977.3   $598.9
                                                              ========   ======

REVENUE EARNING VEHICLES

     Revenue earning vehicles are stated at cost less accumulated depreciation. The straight-line method is used to depreciate revenue earning vehicles to their estimated residual values over periods typically ranging from three to twelve months. Depreciation expense includes costs relating to damaged vehicles and gains and losses on revenue earning vehicle sales in the ordinary course of business and is included as a component of cost of automotive rental operations in the accompanying Consolidated Statements of Operations.

                           REPUBLIC INDUSTRIES, INC.

     A summary of revenue earning vehicles at December 31 is as follows:

                                                                1997       1996
                                                              --------   --------
Revenue earning vehicles....................................  $4,980.1   $4,011.2
Less: accumulated depreciation..............................    (513.6)    (428.2)
                                                              --------   --------
                                                              $4,466.5   $3,583.0
                                                              ========   ========

     Revenue earning vehicles with a net book value of $3.8 billion at December 31, 1997 were acquired under programs that allow the Company to require counterparties to repurchase vehicles held for periods of up to twenty-four months. The agreements contain varying mileage and damage limitations.

     The Company also leases vehicles under operating lease agreements which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of four to thirteen months. Many agreements provide for an option to terminate the leases early and allow for the purchase of leased vehicles subject to certain restrictions.

INVENTORY

     Inventory consists primarily of retail vehicles held for sale valued using the specific identification method, net of reserves. Cost includes acquisition expenses, including reconditioning and transportation costs. Parts and accessories are valued at the factory list price which approximates lower of cost (first-in, first-out) or market.

     A summary of inventory at December 31 is as follows:

                                                                1997      1996
                                                              --------   ------
New vehicles................................................  $  642.7   $287.7
Used vehicles...............................................     377.4     60.0
Parts, accessories and other................................      74.7     33.4
                                                              --------   ------
                                                              $1,094.8   $381.1
                                                              ========   ======

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for trucks and equipment and five to ten years for furniture and fixtures.

     Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site. These costs are depleted based on consumed airspace. All indirect landfill development costs are expensed as incurred.

                           REPUBLIC INDUSTRIES, INC.

     A summary of property and equipment at December 31 is as follows:

                                                                1997       1996
                                                              --------   --------
Land, landfills and improvements............................  $  895.0   $  543.1
Furniture, fixtures, trucks and equipment...................     968.7      737.2
Buildings and improvements..................................     878.6      456.7
                                                              --------   --------
                                                               2,742.3    1,737.0
Less: accumulated depreciation, amortization and
  depletion.................................................    (645.4)    (531.2)
                                                              --------   --------
                                                              $2,096.9   $1,205.8
                                                              ========   ========

INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist primarily of the cost of acquired businesses in excess of the fair value of net assets acquired and other intangible assets. The cost in excess of the fair value of net assets is amortized over forty years on a straight-line basis. Other intangible assets include values assigned to customer lists, long-term contracts and covenants not to compete and are amortized generally over periods ranging from 5 to 25 years. Accumulated amortization of intangible assets was $89.6 million and $58.4 million at December 31, 1997 and 1996, respectively.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring their recoverability.

ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     Accrued environmental and landfill costs are included in other liabilities and include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Estimated aggregate closure and post-closure costs will be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. At December 31, 1997, approximately $280.0 million of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. The Company periodically reassesses such costs based on various methods and assumptions regarding landfill airspace and the technical requirements of the Environmental Protection Agency's Subtitle D regulations and adjusts such accruals accordingly.

     In the normal course of business, the Company is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in litigation. Environmental costs are accrued by the Company through a charge to income in the period such liabilities become probable and can be reasonably estimated.

LIABILITY INSURANCE

     The Company retains up to $1.0 million of risk per claim plus claims handling expense under its various liability insurance programs for third party property damage and bodily injury claims, primarily relating to claims arising from the Company's automotive rental operations. Costs in excess of this retained risk per claim are insured under various contracts with insurance carriers. The ultimate costs of these retained insurance risks are estimated by management and by actuarial evaluation based on historical claims experience, adjusted for current trends and changes in claims-handling procedures. In 1996, the Company changed its method of

                           REPUBLIC INDUSTRIES, INC.

accounting for estimated auto rental liability insurance claims by no longer discounting such liability. The effect of this change was not material to the Company's consolidated financial position or results of operations.

REVENUE RECOGNITION

     Revenue from the Company's automotive retail operations consists of sales of new and used vehicles, parts and service and finance and insurance products. An estimated allowance for chargebacks against revenue recognized from sales of finance and insurance products is established during the period in which related revenue is recognized. Revenue from the Company's automotive rental operations consists primarily of fees from rentals and the sale of related rental products from the leisure, business travel and insurance replacement segments. Revenue from the Company's solid waste services operations consists of collection fees from residential, commercial and industrial customers and landfill disposal fees charged to third parties. The Company recognizes revenue over the period in which products are sold, vehicles are rented or services are provided.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company utilizes interest rate protection agreements with several counterparties to manage the impact of interest rate changes on the Company's debt obligations. The Company does not use derivative financial instruments for trading purposes. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Income or expense on derivative financial instruments used to manage interest rate exposure is recorded on an accrual basis, as an adjustment to the yield of the underlying exposures over the periods covered by the contracts. If an interest rate swap is terminated early, any resulting gain or loss is deferred and amortized as an adjustment of the cost of the underlying exposure position over the remaining periods originally covered by the terminated swap. If all or part of an underlying position is terminated, the related pro-rata portion of any unrecognized gain or loss on the swap is recognized in income at that time as part of the gain or loss on the termination. Amounts receivable or payable under the agreements are included in receivables or accrued liabilities in the accompanying Consolidated Balance Sheets and were not material at December 31, 1997 or 1996.

ADVERTISING

     The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized at December 31, 1997 or 1996. Advertising expense was $318.2 million, $149.8 million and $120.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

STATEMENTS OF CASH FLOWS

     The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents unless the investments are legally or contractually restricted for more than three months. The effect of non-cash transactions related to business combinations, as discussed in Note 2, Business Combinations, and other non-cash transactions are excluded from the accompanying Consolidated Statements of Cash Flows.

     The Company made interest payments on revenue earning vehicle debt and notes payable and long-term debt of approximately $248.2 million, $296.3 million and $221.5 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Company made income tax payments of approximately $72.1 million, $20.4 million and $18.9 million for the years ended December 31, 1997, 1996 and 1995, respectively.

                           REPUBLIC INDUSTRIES, INC.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", was issued by the Financial Accounting Standards Board in June 1997. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company will adopt SFAS 130 beginning January 1, 1998.

     Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", was issued by the Financial Accounting Standards Board in June 1997. This Statement establishes standards for reporting of selected information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt SFAS 131 beginning January 1, 1998. Adoption of this standard will not have a material impact on the Company's existing segment reporting disclosures.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 prospectively beginning January 1, 1999. Adoption of this Statement will not have a material impact on the Company's consolidated financial position or results of operations.

     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. The Company will adopt SOP 98-5 beginning January 1, 1999. Adoption of this Statement will not have a material impact on the Company's consolidated financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. SFAS 133 cannot be applied retroactively. SFAS 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1997. The Company has not yet quantified the impact of adopting SFAS 133 on the Company's consolidated financial statements and has not determined the timing of adoption of SFAS 133. However, SFAS 133 could increase volatility in earnings and other comprehensive income.

2. BUSINESS COMBINATIONS

     Significant businesses acquired through December 31, 1997 and accounted for under the pooling of interests method of accounting have been included retroactively in the Consolidated Financial Statements as if the companies had operated as one entity since inception. Businesses acquired through December 31, 1997 and accounted for under the purchase method of accounting are included in the Consolidated Financial Statements from the date of acquisition.

     During the year ended December 31, 1997, the Company acquired various businesses in the automotive retail, automotive rental and solid waste services industries. The Company issued an aggregate of approximately 53.7 million shares of Common Stock and paid approximately $346.6 million of cash or notes in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 83.5 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting. Included in the shares of Common Stock issued for acquisitions accounted for under the pooling of interests method of accounting are approximately .3 million shares issued for acquisitions which were not material individually or in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     Details of the results of operations of the Company and the Pooled Entities for the periods before the pooling of interests combinations were consummated for the years ended December 31 are as follows:

                                                            1997        1996       1995
                                                          ---------   --------   --------
Revenue:
  The Company...........................................  $ 8,704.6   $2,280.2   $1,926.0
  Pooled Entities.......................................    1,601.0    4,306.2    3,233.5
                                                          ---------   --------   --------
                                                          $10,305.6   $6,586.4   $5,159.5
                                                          =========   ========   ========
Income (loss) from continuing operations before
  extraordinary charge:
  The Company...........................................  $   149.7   $  (36.3)  $     .8
  Pooled Entities.......................................       50.5       52.8       54.0
                                                          ---------   --------   --------
                                                          $   200.2   $   16.5   $   54.8
                                                          =========   ========   ========

                           REPUBLIC INDUSTRIES, INC.

     The Company's unaudited pro forma consolidated results of operations assuming all significant 1997 acquisitions accounted for under the purchase method of accounting had occurred on January 1, 1996 are as follows for the years ended December 31:

                                                                1997        1996
                                                              ---------   --------
Revenue.....................................................  $11,786.9   $10,168.4
Income (loss) from continuing operations before
  extraordinary charge......................................      200.0        (7.4)
Diluted earnings (loss) per share from continuing
  operations................................................        .45        (.02)

     The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of January 1, 1996.

     During the year ended December 31, 1996, the Company acquired various businesses in the automotive retail, automotive rental, solid waste services and electronic security services industries. The Company issued an aggregate of approximately 9.1 million shares of Common Stock and paid approximately $52.1 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 71.4 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting. Included in the shares of Common Stock issued for acquisitions accounted for under the pooling of interests method of accounting are approximately 1.1 million shares issued for acquisitions which were not material individually or in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     In July 1996, the Company entered into an agreement to acquire ADT Limited (the "ADT Agreement"), which was terminated by mutual agreement of the parties in September 1996. In connection with the execution of the ADT Agreement, ADT Limited granted to the Company a warrant ("the ADT Warrant") to purchase 15.0 million common shares of ADT Limited at a purchase price of $20 per share (which approximated fair market value). In March 1997, the Company exercised the ADT Warrant resulting in the purchase of 15.0 million common shares of ADT Limited at $20 per share. In May 1997, the Company sold the ADT Limited common shares for $27.50 per share resulting in a gain of approximately $102.3 million, net of fees and expenses.

     During the year ended December 31, 1995, the Company acquired various businesses in the automotive rental, solid waste services and electronic security services industries. The Company issued an aggregate of approximately
17.3 million shares of Common Stock and paid approximately $1.3 billion of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 36.3 million shares of Common Stock for such transactions which have been accounted for under the pooling of interests method of accounting. The cash paid for acquisitions in 1995 relates primarily to National Car Rental System, Inc.'s ("National") acquisition of its predecessor company from General Motors Corporation. National was acquired by the Company during 1997 and accounted for under the pooling of interests method of accounting.

                           REPUBLIC INDUSTRIES, INC.

     The preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) for the years ended December 31 were as follows:

                                                            1997       1996       1995
                                                          ---------   -------   --------
Revenue earning vehicles................................  $   415.3   $  79.4   $1,455.2
Property and equipment..................................      554.6      75.2       99.3
Intangible and other assets.............................    1,282.5     101.2      101.3
Working capital (deficiency), net of cash acquired......       43.6     (29.2)      16.8
Long-term debt assumed..................................   (1,122.6)    (86.4)    (123.5)
Other liabilities.......................................      (13.7)     (2.1)    (131.3)
Common stock issued.....................................     (943.1)    (86.6)     (84.1)
                                                          ---------   -------   --------
Cash used in acquisitions, net of cash acquired.........  $   216.6   $  51.5   $1,333.7
                                                          =========   =======   ========

     As discussed in Note 11, Discontinued Operations, the Company sold its electronic security services division in October 1997. Accordingly, the financial position and results of operations of businesses acquired in the electronic security services segment have been accounted for as discontinued operations in the accompanying Consolidated Financial Statements.

     Subsequent to December 31, 1997, the Company acquired various businesses in the automotive retail and solid waste services industries for an aggregate purchase price of approximately $901.5 million consisting of cash and/or shares of Common Stock. These acquisitions will be accounted for under the purchase method of accounting.

                           REPUBLIC INDUSTRIES, INC.

3. REVENUE EARNING VEHICLE DEBT

     Revenue earning vehicle debt at December 31 is as follows:

                                                                1997        1996
                                                              ---------   --------
Amounts under various commercial paper programs secured by
  eligible vehicle collateral; interest based on
  market-dictated commercial paper rates; weighted average
  interest rates of 5.85% and 5.93% at December 31, 1997 and
  1996, respectively........................................  $ 2,919.4   $2,253.1
Amounts under various medium-term note programs secured by
  eligible vehicle collateral:
  Fixed rate component; weighted average interest rates of
     7.09% and 7.13% at December 31, 1997 and 1996,
     respectively; maturities through 2003..................      736.3      656.3
  Floating rate component based on a spread over 3 month
     LIBOR; maturities through 2001.........................      166.5      143.3
Other uncommitted secured financings primarily with
  financing institutions in the United Kingdom; secured by
  eligible vehicle collateral for periods that approximate
  the expected hold period for the vehicle at LIBOR based
  interest rates; weighted average interest rates of 6.99%
  and 6.29% at December 31, 1997 and 1996, respectively.....      349.9      327.7
                                                              ---------   --------
                                                                4,172.1    3,380.4
Less: long-term portion.....................................   (1,962.7)    (844.8)
                                                              ---------   --------
                                                              $ 2,209.4   $2,535.6
                                                              =========   ========

     In October 1997, the Company refinanced borrowings under its pre-existing commercial paper programs with borrowings under a $3.35 billion financing program comprised of a $2.3 billion commercial paper program and three commercial paper conduit facilities totaling $1.05 billion. Bank lines of credit of $2.1 billion (terminating October 1998) and $945.0 million (terminating October 2000) provide liquidity backup for the facilities. Letters of credit totaling $335.0 million provide collateral and additional liquidity backup for the facilities. The weighted average interest rate on total revenue earning vehicle debt was 6.17% and 6.20% at December 31, 1997 and 1996, respectively. Interest expense on revenue earning vehicle debt is included as a component of cost of automotive rental operations in the accompanying Consolidated Statements of Operations.

     At December 31, 1997, aggregate maturities of revenue earning vehicle debt were as follows:

1998........................................................  $2,209.4
1999........................................................     310.0
2000........................................................   1,144.0
2001........................................................     333.7
2002........................................................        --
Thereafter..................................................     175.0
                                                              --------
                                                              $4,172.1
                                                              ========

                           REPUBLIC INDUSTRIES, INC.

4. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt at December 31 is as follows:

                                                               1997      1996
                                                              -------   -------
Revolving credit facility; interest payable using LIBOR
  based rates; unsecured; matures 2002......................  $ 250.0   $ 150.0
Vehicle inventory credit facilities; secured by the
  Company's vehicle inventory; weighted average interest
  rates of 6.36% and 9.25% at
  December 31, 1997 and 1996, respectively..................    472.5     262.0
Other notes; secured by real property, equipment and other
  assets; interest ranging from 4% to 13%; maturing through
  2009......................................................    180.4     408.3
                                                              -------   -------
                                                                902.9     820.3
Less: current portion.......................................   (532.0)   (385.5)
                                                              -------   -------
                                                              $ 370.9   $ 434.8
                                                              =======   =======

     In April 1997, the Company replaced its existing $250.0 million credit facility with a $1.0 billion unsecured revolving credit facility (the "Credit Facility") with certain banks for a term of five years. Outstanding advances, if any, are payable at the expiration of the five-year term. The Credit Facility requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants.

     In December 1996, the Company completed a tender offer and consent solicitation resulting in the repurchase of approximately $100.0 million aggregate principal amount 11.75% senior notes due 2006 ("Senior Notes"), which were issued in February 1996. The Company recorded an extraordinary charge of $31.6 million, net of income taxes, during 1996 related to the early extinguishment of the Senior Notes and certain other debt. Included in this charge are bond redemption premiums, the write-off of debt issue costs, prepayment penalties and other fees related to the tender offer and the repayment of other debt.

     Interest expense on vehicle inventory credit facilities is included as a component of cost of automotive retail sales in the accompanying Consolidated Statements of Operations.

     At December 31, 1997, aggregate maturities of long-term debt were as follows:

1998........................................................  $532.0
1999........................................................    26.6
2000........................................................     9.4
2001........................................................     5.4
2002........................................................   288.8
Thereafter..................................................    40.7
                                                              ------
                                                              $902.9
                                                              ======

5. INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     The Company files a consolidated federal income tax return which includes the operations of businesses acquired for periods subsequent to the dates of the acquisitions. Certain businesses acquired and accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes. The subchapter S corporation status of these companies was terminated effective with the closing date of the

                           REPUBLIC INDUSTRIES, INC.

acquisitions. For purposes of these Consolidated Financial Statements, federal and state income taxes have been recorded as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital.

     The components of the provision for income taxes related to continuing operations for the years ended December 31 are as follows:

                                                               1997    1996    1995
                                                              ------   -----   -----
Current:
  Federal...................................................  $ 23.1   $ 54.7  $33.8
  State.....................................................     7.0      5.6    6.3
Federal and state deferred..................................    89.6     (7.2)  18.7
Foreign deferred............................................    (4.5)    (8.8)  (1.4)
Change in valuation allowance...............................      --     20.5    3.4
                                                              ------   ------  -----
Provision for income taxes..................................  $115.2   $ 64.8  $60.8
                                                              ======   ======  =====

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for continuing operations for the years ended December 31 is shown below:

                                                              1997    1996    1995
                                                              ----    ----    ----
Statutory federal income tax rate...........................  35.0%    35.0%   35.0%
Non-deductible expenses.....................................    .5      7.6     4.8
State income taxes, net of federal benefit..................   2.0      5.6     4.5
Change in valuation allowance...............................    --     25.2     3.0
Other, net..................................................  (1.0)     6.3     5.3
                                                              ----    -----   -----
Effective tax rate..........................................  36.5%    79.7%   52.6%
                                                              ====    =====   =====

     Components of the net deferred income tax liability included in other liabilities in the accompanying Consolidated Balance Sheets at December 31 are as follows:

                                                               1997      1996
                                                              -------   -------
Deferred income tax liabilities:
  Book basis in property over tax basis.....................  $ 450.3   $  308.4
Deferred income tax assets:
  Net operating losses......................................    (59.0)    (103.3)
  Accruals not currently deductible.........................   (293.0)     (97.1)
Valuation allowance.........................................    146.1       66.9
                                                              -------   --------
Net deferred income tax liability...........................  $ 244.4   $  174.9
                                                              =======   ========

     At December 31, 1997, the Company had available domestic net operating loss carryforwards of approximately $61.8 million which begin to expire in the year 2011 and foreign net operating loss carryforwards of approximately $60.1 million, the majority of which have an indefinite carryforward. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance to offset a portion of the deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

     The foreign losses included in income from continuing operations before income taxes and extraordinary charge for the years ended December 31, 1997, 1996 and 1995 were $(11.5) million, $(22.0) million and $(20.8) million, respectively.

                           REPUBLIC INDUSTRIES, INC.

6. SHAREHOLDERS' EQUITY

     During the year ended December 31, 1997, the Company sold 15.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $552.7 million. In addition, in May 1997, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 500.0 million to 1.5 billion shares.

     During the year ended December 31, 1996, the Company sold an aggregate of
22.0 million shares of Common Stock in private placement transactions resulting in net proceeds of approximately $550.9 million. In May 1996, the Board of Directors declared a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend, payable June 8, 1996, to holders of record on May 28, 1996. In addition, in May 1996 the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 350.0 million shares to 500.0 million shares.

     During the year ended December 31, 1995, the Company sold an aggregate of
44.1 million shares of Common Stock and warrants to purchase an additional 33.4 million shares of Common Stock in various private placement and other equity transactions resulting in net proceeds of approximately $262.4 million. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share.

     The Company has 5.0 million authorized shares of preferred stock, par value $.01 per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

7. STOCK OPTIONS AND WARRANTS

     The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant. Generally, options granted will have a term of ten years from the date of grant, and will vest in increments of 25% per year over a four year period on the yearly anniversary of the grant date. On January 3, 1997, the Compensation Committee of the Company's Board of Directors approved management's recommended 1997 annual employee stock option grant of 6.7 million shares of Common Stock (2.0 million shares of which were granted under the Company's 1997 Employee Stock Option Plan subject to shareholder approval obtained in May 1997). These stock options were granted using the quoted market price at the date of management's recommendation ($28.625 at December 31, 1996) as opposed to the quoted market price at the grant date ($29.9375 at January 3, 1997). No compensation expense associated with these grants has been recognized in the accompanying Consolidated Financial Statements as it would not be material to the consolidated financial position or results of operations.

                           REPUBLIC INDUSTRIES, INC.

     A summary of stock option and warrant transactions is as follows for the years ended December 31:

                                              1997                 1996                 1995
                                       ------------------   ------------------   ------------------
                                                WEIGHTED-            WEIGHTED-            WEIGHTED-
                                                 AVERAGE              AVERAGE              AVERAGE
                                                EXERCISE             EXERCISE             EXERCISE
                                       SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                       ------   ---------   ------   ---------   ------   ---------
Options and warrants outstanding at
  beginning of period................   52.5     $ 7.63      49.6     $ 4.87       8.1      $4.54
Granted..............................   15.2      28.52       8.7      21.86      45.1       4.92
Exercised............................  (18.7)      3.24      (5.6)      4.03      (2.9)      4.14
Canceled.............................    (.9)     24.59       (.2)      9.44       (.7)      7.49
                                       -----                 ----                 ----
Options and warrants outstanding at
  end of period......................   48.1      15.67      52.5       7.63      49.6       4.87
                                       =====                 ====                 ====
Options and warrants exercisable at
  end of period......................   26.8       8.71      38.5       4.12      39.9       3.50
Options available for future
  grants.............................   14.0                  7.9                  4.3

     The following table summarizes information about outstanding and exercisable stock options and warrants at December 31, 1997:

                                                OUTSTANDING                    EXERCISABLE
                                     ----------------------------------    -------------------
                                                WEIGHTED-
                                                 AVERAGE      WEIGHTED-              WEIGHTED-
                                                REMAINING      AVERAGE                AVERAGE
                                               CONTRACTUAL    EXERCISE               EXERCISE
      RANGE OF EXERCISE PRICE        SHARES    LIFE(YRS.)       PRICE      SHARES      PRICE
      -----------------------        ------    -----------    ---------    ------    ---------
$ 1.13 -- $ 3.50                      16.4        1.28         $ 3.03       16.1      $ 3.05
  3.78 --  27.00                      16.8        7.18          15.16        7.8       12.80
 27.25 --  41.88                      14.9        8.78          30.18        2.9       29.06
                                      ----                                  ----
  1.13 --  41.88                      48.1        5.67          15.67       26.8        8.71
                                      ====                                  ====

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income (loss). Had compensation cost for the Company's stock option plans been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income (loss) and earnings (loss) per share would have decreased (increased) accordingly. Using the Black-Scholes option pricing model for all options granted after December 31, 1994, the Company's pro forma net income (loss), pro forma earnings (loss) per share and pro forma weighted average fair value of options granted, with related assumptions, are as follows for the years ended December 31:

                                         1997               1996              1995
                                    ---------------   ----------------   ---------------
Pro forma net income (loss).......      $375.3            $(25.4)            $26.5
Pro forma diluted earnings (loss)
  per share.......................        .88               (.08)              .10
Pro forma weighted average fair
  value of options granted........       10.03              9.80              5.28
Risk free interest rates..........   5.74% - 5.78%     5.98% - 6.17%      5.98% - 6.17%
Expected lives....................     5-7 years         5-7 years          5-7 years
Expected volatility...............        40%               40%                40%

                           REPUBLIC INDUSTRIES, INC.

8. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     By letter dated January 11, 1996, Acme Commercial Corp. d/b/a CarMax, The Auto Superstore, ("CarMax") accused the Company's wholly-owned subsidiary, AutoNation USA of infringing CarMax's trademark rights by using the marks AutoNation USA(SM) and "The Better Way to Buy a Car(SM)." AutoNation USA denied such allegations and on February 5, 1996, filed suit in the U.S. District Court for the Southern District of Florida seeking a declaratory judgment that its use and registration of such marks do not violate any of the rights of CarMax. On or about October 11, 1996, CarMax filed a counterclaim against AutoNation USA seeking damages and an order enjoining AutoNation USA from using certain marks, including the marks AutoNation USA and "The Better Way to Buy a Car." The case is in the court's October 1998 trial calendar. Although it is impossible to predict the outcome of this litigation, the Company believes that AutoNation USA has a valid basis for its complaint and that CarMax's allegations and counterclaims are without merit.

     The Company is also a party to various other general corporate legal proceedings which have arisen in the ordinary course of business. While the results of these matters, as well as the matter described above cannot be predicted with certainty, the Company believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position. However, unfavorable resolution could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

LEASE COMMITMENTS

     The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from 1 to 25 years. The Company has also entered into various airport concession and permit agreements which generally provide for payment of a percentage of revenue from vehicle rentals with a guaranteed minimum lease obligation.

     Expenses under real property, equipment and software leases and airport concession agreements (excluding amounts charged through to customers) for the years ended December 31 are as follows:

                                                               1997     1996     1995
                                                              ------   ------   ------
Real property...............................................  $ 61.8   $ 58.3   $ 51.7
Equipment and software......................................    43.7     23.8     25.0
Airport concession and permit fees:
  Minimum fixed obligations.................................    93.3     89.6     68.0
  Additional amounts, based on revenue from vehicle
     rentals................................................   103.0     94.5     60.1
                                                              ------   ------   ------
          Total.............................................  $301.8   $266.2   $204.8
                                                              ======   ======   ======

     Future minimum lease obligations under noncancelable real property, equipment and software leases and airport agreements with initial terms in excess of one year at December 31, 1997 are as follows:

Year Ending December 31:
1998........................................................  $154.4
1999........................................................   117.8
2000........................................................   101.1
2001........................................................    73.3
2002........................................................    53.6
Thereafter..................................................   119.8
                                                              ------
                                                              $620.0
                                                              ======

                           REPUBLIC INDUSTRIES, INC.

     In connection with the development of the AutoNation USA megastores, the Company is the lessee under a $500.0 million operating lease facility established to acquire and develop properties used in its business. The Company has guaranteed the residual value of the properties under this facility which guarantee totaled approximately $326.5 million at December 31, 1997.

OTHER MATTERS

     In the normal course of business, the Company is required to post performance bonds, letters of credit, and/or cash deposits as a financial guarantee of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies by making cash deposits, obtaining bank letters of credit or by obtaining surety bonds. At December 31, 1997, letters of credit and surety bonds totaling $368.6 million expire through October 1999.

     The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

9. EARNINGS (LOSS) PER SHARE

     The Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share" during 1997. SFAS 128 establishes standards for computing and presenting basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing diluted earnings (loss) per share, the Company has utilized the treasury stock method. All prior period earnings (loss) per share data have been restated to conform with SFAS 128.

     The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings (loss) per share is as follows for the years ended December 31:

                                                              1997    1996    1995
                                                              -----   -----   -----
Weighted average shares outstanding used in calculating
  basic earnings per share..................................  403.1   320.9   258.7
Gross common equivalent shares..............................   63.6    58.1    53.8
Weighted average treasury shares purchased..................  (24.3)  (15.2)   (7.6)
Effect of using weighted average common equivalent shares
  outstanding...............................................  (11.5)   (8.3)  (35.6)
                                                              -----   -----   -----
Weighted average common and common equivalent shares used in
  calculating diluted earnings per share....................  430.9   355.5   269.3
                                                              =====   =====   =====

10. RESTRUCTURING AND OTHER CHARGES

     During the year ended December 31, 1997, the Company recorded pre-tax charges of approximately $244.1 million. These charges consisted of $150.0 million associated with combining the Company's franchised automotive dealerships and used vehicle megastore operations into one automotive retail division and $94.1 million associated with integrating the Company's automotive rental operations. Approximately $85.0 million of the automotive retail charge appears as restructuring and other charges in the Company's Consolidated Statement of Operations for the year ended December 31, 1997 and consists of:
$42.0 million for

                           REPUBLIC INDUSTRIES, INC.

consolidation of information systems; $25.0 million related primarily to relocating the Company's Valu Stop(SM) operations; and $18.0 million of severance and other costs. The remaining $65.0 million of the automotive retail charge relates to inventory consolidation and is included in cost of automotive retail sales in the Company's Consolidated Statement of Operations for the year ended December 31, 1997. The primary components of the $94.1 million automotive rental charge are as follows: $32.0 million related to elimination of redundant information systems; $18.0 million related to fleet consolidation; and $44.1 million related to closure or sale of duplicate rental facilities and merger and other non-recurring expenses. Through December 31, 1997, the Company has spent approximately $58.1 million related to integration and other activities and has recorded $92.3 million of these charges against certain assets. As of December 31, 1997, approximately $93.7 million remained in accrued liabilities related to these charges. The Company believes the integration activities associated with these charges will be substantially completed within one year.

     During the year ended December 31, 1996, the Company recorded pre-tax charges of approximately $95.5 million related primarily to the integration of the operations of Alamo Rent-A-Car, Inc. into those of the Company. Also included in these charges are merger expenses associated with certain acquisitions accounted for under the pooling of interests method of accounting. Approximately $38.3 million of such expenses appear as restructuring and other charges in the Company's Consolidated Statement of Operations for the year ended December 31, 1996 with the remainder of approximately $57.2 million included in cost of automotive rental operations and selling, general and administrative expenses. These costs primarily include asset write-offs, severance benefits, accounting and legal merger costs and changes in various estimated reserve requirements. Through December 31, 1997, the Company has spent substantially all of the $38.3 million included in restructuring and other charges in the 1996 Consolidated Statement of Operations.

11. DISCONTINUED OPERATIONS

     In October 1997, the Company sold its electronic security services division for approximately $610.0 million resulting in an after tax gain of approximately $230.0 million. Accordingly, the operating results and gain on disposition of the electronic security services segment have been classified as discontinued operations for all periods presented in the accompanying Consolidated Financial Statements. Revenue from the electronic security services segment was $83.8 million in 1997 for the period prior to disposition and $85.3 million and $49.8 million for the years ended December 31, 1996 and 1995, respectively.

     During the year ended December 31, 1995, the Company disposed of its mining and citrus operations and spun-off its hazardous waste services segment resulting in a loss from discontinued operations of approximately $25.1 million, net of income taxes. Included in the 1995 loss from discontinued operations is a $30.5 million loss on disposal of the Company's mining and citrus operations, net of income tax benefits of $10.0 million. Revenue from the mining and citrus and hazardous waste services operations was $118.4 million in 1995 for the period prior to disposition. Operating results for the period prior to disposition have been classified as discontinued operations in the accompanying Consolidated Financial Statements.

12. DERIVATIVE FINANCIAL INSTRUMENTS

     The Company is exposed to market risks arising from changes in interest rates. Due to its limited foreign operations, the Company does not have material market risk exposures relative to changes in foreign exchange rates.

CREDIT EXPOSURE

     The Company is exposed to credit related losses in the event of non-performance by counterparties to certain derivative financial instruments. The Company monitors the credit worthiness of the counterparties and presently does not expect default by any of the counterparties. The Company does not obtain collateral in connection with its derivative financial instruments.

                           REPUBLIC INDUSTRIES, INC.

     The credit exposure that results from interest rate contracts is represented by the fair value of contracts with a positive fair value as of the reporting date. See Note 13, Fair Value of Financial Instruments, for the fair value of derivatives. The Company's credit exposure on its interest rate derivatives was not material at December 31, 1997 or 1996.

INTEREST RATE RISK MANAGEMENT

     The Company uses interest rate swap agreements to manage the impact of interest rate changes on the Company's variable rate revenue earning vehicle obligations. The amounts exchanged by the counterparties to interest rate swap agreements normally are based upon the notional amounts and other terms, generally related to interest rates, of the derivatives. While notional amounts of interest rate swaps form part of the basis for the amounts exchanged by the counterparties, the notional amounts are not themselves exchanged, therefore, do not represent a measure of the Company's exposure as an end user of derivative financial instruments. At December 31, 1997 and 1996, notional principal amounts related to interest rate swaps (variable to fixed rate) were $2.25 billion and $801.9 million, respectively. The swap portfolio maturities are as follows as of December 31, 1997: $300.0 million in 1998; $650.0 million in 1999; $1.0 billion in 2000; $150.0 million in 2001; and $150.0 million in 2002. As of December 31, 1997, the weighted average fixed rate payment on variable to fixed rate swaps was 5.93%. Variable rates received are indexed to the Commercial Paper Nonfinancial rate ($2.2 billion notional principal amount) and LIBOR ($50.0 million notional principal amount).

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

     - Cash and cash equivalents, receivables, other current assets, accounts payable, accrued liabilities and variable rate debt: The amounts reported in the accompanying Consolidated Balance Sheets approximate fair value.

     - Medium-term notes payable: The estimated fair value of medium-term notes payable is estimated based on the quoted market prices for the same or similar issues.

     - Other fixed-rate debt: Fixed rate mortgages are valued based upon discounted expected cash flows at rates then offered to the Company for debt of similar terms. The carrying amount of remaining fixed-rate debt approximates fair value.

     - Interest rate swaps: The fair value of interest rate swaps was determined from dealer quotations and represents the discounted future cash flows through maturity or expiration using current rates, and is effectively the amount the Company would pay or receive to terminate the agreements.

                           REPUBLIC INDUSTRIES, INC.

     The following table sets forth the carrying amounts and fair values of the Company's financial instruments, except for those noted above for which carrying amounts approximate fair values, as of December 31:

                                                             1997                1996
                                                       -----------------   -----------------
                                                       CARRYING    FAIR    CARRYING    FAIR
(ASSETS) LIABILITIES                                    AMOUNT    VALUE     AMOUNT    VALUE
--------------------                                   --------   ------   --------   ------
Medium-term notes payable............................   $902.8    $917.7    $799.6    $792.8
Other fixed-rate debt................................     70.3      70.3     184.6     186.5
Interest rate swaps..................................       --       8.0        --        .7

14. BUSINESS AND CREDIT CONCENTRATIONS

AUTOMOTIVE RETAIL INDUSTRY

     The Company owns and operates franchised automotive dealerships and used vehicle megastores under the name AutoNation USA in the United States.

     Automotive dealerships operate pursuant to franchise agreements with vehicle manufacturers. Franchise agreements generally provide the manufacturers with considerable influence over the operations of the dealership and generally provide for termination of the franchise agreement for a variety of causes. The success of any franchised automotive dealership is dependent, to a large extent, on the financial condition, management, marketing, production and distribution capabilities of the vehicle manufacturers of which the Company holds franchises.

     The Company purchases substantially all of its new vehicles from various manufacturers at the prevailing prices charged by the manufacturers to all franchised dealers. The Company's sales volume could be adversely impacted by the manufacturers' inability to supply the dealerships with an adequate supply of vehicles.

     Concentrations of credit risk with respect to trade receivables related to the Company's automotive retail operations are limited due to the wide variety of customers and markets in which the Company's products are sold as well as their dispersion across many different geographic areas in the United States. Consequently, at December 31, 1997, the Company does not consider itself to have any significant concentrations of credit risk in the automotive retail segment.

AUTOMOTIVE RENTAL INDUSTRY

     The Company owns and operates vehicle rental facilities primarily in the United States. The automotive rental industry in which the Company operates is highly seasonal.

     The Company enters into vehicle repurchase programs with one principal vehicle manufacturer, as well as other vehicle manufacturers. At December 31, 1997 and 1996, the Company had vehicle receivables from manufacturers of $214.9 million and $125.4 million, respectively. During model year 1997, the Company purchased approximately 70% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

     Concentrations of credit risk with respect to non-vehicle receivables related to the Company's automotive rental operations are limited due to the wide variety of customers and markets in which services are provided as well as their dispersion across many different geographic areas primarily in the United States. Consequently, at December 31, 1997, the Company does not consider itself to have any significant non-vehicle receivable concentrations of credit risk in the automotive rental segment.

SOLID WASTE SERVICES INDUSTRIES

     Concentrations of credit risk with respect to trade receivables related to the Company's solid waste services segment are limited due to the wide variety of customers and markets in which services are provided

'                           REPUBLIC INDUSTRIES, INC.

as well as their dispersion across many different geographic areas in the United States. As a result, at December 31, 1997, the Company does not consider itself to have any significant concentrations of credit risk in the solid waste services segment.

15. RELATED PARTY TRANSACTIONS

     As of December 31, 1996, approximately $247.5 million was due from AutoNation Incorporated ("AutoNation") pursuant to a loan agreement whereby the Company agreed to provide advances at an interest rate of LIBOR plus 2% to fund AutoNation's cash flow requirements prior to its acquisition by the Company in January 1997.

     The Company purchased approximately $631.3 million and $351.8 million of revenue earning vehicles from a group of automotive dealerships owned primarily by a former director of a pooled company during the years ended December 31, 1996 and 1995, respectively.

16. OPERATIONS BY INDUSTRY SEGMENT

     The Company operates subsidiaries in the automotive retail, automotive rental and solid waste services industries. The following table presents financial information regarding the Company's different industry segments as of and for the years ended December 31:

                                                            1997        1996       1995
                                                          ---------   --------   --------
Revenue:
  Automotive retail.....................................  $ 6,122.8   $2,933.7   $2,361.7
  Automotive rental.....................................    3,055.1    2,699.4    1,992.8
  Solid waste services..................................    1,127.7      953.3      805.0
                                                          ---------   --------   --------
                                                          $10,305.6   $6,586.4   $5,159.5
                                                          =========   ========   ========
Cost of operations:
  Automotive retail.....................................  $ 5,459.0   $2,611.3   $2,068.4
  Automotive rental.....................................    2,377.0    2,167.2    1,613.9
  Solid waste services..................................      809.1      703.6      570.1
                                                          ---------   --------   --------
                                                          $ 8,645.1   $5,482.1   $4,252.4
                                                          =========   ========   ========
Selling, general and administrative:
  Automotive retail.....................................  $   647.2   $  289.1   $  251.0
  Automotive rental.....................................      497.4      537.1      393.5
  Solid waste services..................................      107.1      126.9      133.4
  Corporate.............................................       30.1       21.7        4.3
                                                          ---------   --------   --------
                                                          $ 1,281.8   $  974.8   $  782.2
                                                          =========   ========   ========
Restructuring and other charges:
  Automotive retail.....................................  $    85.0   $     --   $     --
  Automotive rental.....................................       94.1       23.5         --
  Solid waste services..................................         --        8.8        3.3
  Corporate.............................................         --        6.0         --
                                                          ---------   --------   --------
                                                          $   179.1   $   38.3   $    3.3
                                                          =========   ========   ========
Operating income (loss):
  Automotive retail.....................................  $   (68.4)  $   33.2   $   42.3
  Automotive rental.....................................       86.6      (28.4)     (14.6)
  Solid waste services..................................      211.5      114.1       98.2
  Corporate.............................................      (30.1)     (27.7)      (4.3)
                                                          ---------   --------   --------
                                                          $   199.6   $   91.2   $  121.6
                                                          =========   ========   ========

                           REPUBLIC INDUSTRIES, INC.

                                                            1997        1996       1995
                                                          ---------   --------   --------
Depreciation and amortization:
  Automotive retail.....................................  $    32.6   $    9.3   $    8.1
  Automotive rental.....................................      878.6      789.3      586.0
  Solid waste services..................................       86.1       75.3       63.0
  Corporate.............................................        6.3        2.0        1.1
                                                          ---------   --------   --------
                                                          $ 1,003.6   $  875.9   $  658.2
                                                          =========   ========   ========
Capital expenditures:
  Automotive retail.....................................  $   168.9   $   57.6   $   53.7
  Automotive rental.....................................       84.5       45.1       22.3
  Solid waste services..................................      165.3      146.9      147.9
  Corporate.............................................       41.1        3.2         --
                                                          ---------   --------   --------
                                                          $   459.8   $  252.8   $  223.9
                                                          =========   ========   ========
Assets:
  Automotive retail.....................................  $ 3,078.8   $  995.6   $  630.7
  Automotive rental.....................................    5,899.1    4,691.7    3,908.3
  Solid waste services..................................    1,348.0    1,090.3      838.9
  Corporate.............................................      201.4      130.9      171.9
                                                          ---------   --------   --------
                                                          $10,527.3   $6,908.5   $5,549.8
                                                          =========   ========   ========

17. QUARTERLY FINANCIAL INFORMATION (RESTATED) (UNAUDITED)

     The Company's automotive retail operations generally experience higher volumes of vehicle sales in the second and third quarters of each year in part due to manufacturer incentives and consumer buying trends.

     The Company's automotive rental operations and particularly the leisure travel segment is highly seasonal. In these operations, the third quarter which includes the peak summer travel months has historically been the strongest quarter of the year. During the peak season the Company increases its rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the annual performance of this segment. The first and fourth quarters for the Company's automotive rental operations are generally the weakest, when there is limited leisure travel and a greater potential for adverse weather conditions. Many of the operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

     The second and fourth quarters of 1997 included restructuring and other pre-tax charges of approximately $94.1 million and $150.0 million, respectively, as described in Note 10, Restructuring and Other Charges. The second quarter of 1997 also contained a gain on the sale of ADT Limited common shares of approximately $102.3 million as described in Note 2, Business Combinations.

     The third and fourth quarters of 1996 included pre-tax charges of approximately $7.6 million and $87.9 million, respectively, as described in Note 10, Restructuring and Other Charges. The fourth quarter of 1996 also included an extraordinary charge of approximately $31.6 million, net of income tax benefit, related to the early extinguishment of debt as described in Note 4, Notes Payable and Long-Term Debt.

     The following is an analysis of certain items in the Consolidated Statements of Operations by quarter for 1997 and 1996. Quarterly amounts have been restated from amounts previously reported for significant business combinations accounted for under the pooling of interests method of accounting, to account for the Company's electronic security services segment as discontinued operations and for the effect of adopting SFAS 128.

                           REPUBLIC INDUSTRIES, INC.

                                                        FIRST       SECOND      THIRD       FOURTH
                                                       QUARTER     QUARTER     QUARTER     QUARTER
                                                       --------    --------    --------    --------
Revenue........................................  1997  $1,942.2    $2,513.9    $2,921.3    $2,928.2
                                                 1996   1,472.7     1,692.6     1,745.1     1,676.0
Operating income (loss)........................  1997  $   49.8    $   12.2    $  190.3    $  (52.7)
                                                 1996      41.2        61.4        84.9       (96.3)
Income (loss) from continuing operations before
  extraordinary charge.........................  1997  $   36.0    $   70.9    $  122.1    $  (28.8)
                                                 1996      22.0        31.6        46.4       (83.5)
Basic earnings (loss) per share from continuing
  operations before extraordinary charge.......  1997  $    .09   $     .18    $    .30    $   (.07)
                                                 1996       .07         .10         .14        (.25)
Diluted earnings (loss) per share from
  continuing operations before extraordinary
  charge.......................................  1997  $    .09    $    .17    $    .28    $   (.07)
                                                 1996       .07         .09         .13        (.23)
Net income (loss)..............................  1997  $   38.7    $   74.5    $  125.3    $  201.2
                                                 1996      23.9        34.8        48.3      (113.7)

18.  SUBSEQUENT EVENT

     In July 1998, the Company's solid waste subsidiary, Republic Services, Inc. ("RSI") completed an initial public offering of approximately 36.1% of its outstanding common stock, resulting in net proceeds of approximately $1.4 billion. The Company intends to distribute its remaining interest in RSI to the Company's shareholders in 1999, subject to certain conditions and consents (the "Distribution"). The Distribution is contingent, in part, on the Company obtaining a private letter ruling from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended, in form and substance satisfactory to the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 (RESTATED)

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Republic Industries, Inc. (the "Company") which are included elsewhere herein. The historical financial statements of the Company have been restated to include the financial position and results of operations of various businesses acquired and accounted for under the pooling of interests method of accounting as if the companies had operated as one entity since inception. All references to historical share and per share data of the Company's common stock, par value $.01 per share ("Common Stock"), have been retroactively adjusted to reflect the two-for-one stock split that occurred in June 1996, which is more fully described in Note 6, Shareholders' Equity, of Notes to Consolidated Financial Statements.

     In October 1997, the Company sold its electronic security services division. Accordingly, the operating results and gain on disposition of the electronic security services segment have been classified as discontinued operations for all periods presented in the accompanying Consolidated Financial Statements.

     In July 1998, the Company's solid waste subsidiary, Republic Services, Inc. ("RSI") completed an initial public offering of approximately 36.1% of its outstanding common stock, resulting in net proceeds of approximately $1.4 billion. The Company intends to distribute its remaining interest in RSI to the Company's shareholders in 1999, subject to certain conditions and consents (the "Distribution"). The Distribution is contingent, in part, on the Company obtaining a private letter ruling from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended, in form and substance satisfactory to the Company.

BUSINESS COMBINATIONS

     The Company makes its decisions to acquire or invest in businesses based on financial and strategic considerations.

     Significant businesses acquired through December 31, 1997 and accounted for under the pooling of interests method of accounting have been included retroactively in the Consolidated Financial Statements as if the companies had operated as one entity since inception. Businesses acquired through December 31, 1997 and accounted for under the purchase method of accounting are included in the Consolidated Financial Statements from the date of acquisition.

     During the year ended December 31, 1997, the Company acquired various businesses in the automotive retail, automotive rental and solid waste services industries. The Company issued an aggregate of approximately 53.7 million shares of Common Stock and paid approximately $346.6 million of cash or notes in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 83.5 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting. Included in the shares of Common Stock issued for acquisitions accounted for under the pooling of interests method of accounting are approximately .3 million shares issued for acquisitions which were not material individually or in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     During the year ended December 31, 1996, the Company acquired various businesses in the automotive retail, automotive rental, solid waste services and electronic security services industries. The Company issued an aggregate of approximately 9.1 million shares of Common Stock and paid approximately $52.1 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 71.4 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting. Included in the shares of Common Stock issued for acquisitions accounted for under the pooling of interests method of accounting are approximately 1.1 million shares issued for acquisitions which were not material individually or in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     During the year ended December 31, 1995, the Company acquired various businesses in the automotive rental, solid waste services and electronic security services industries. The Company issued an aggregate of approximately
17.3 million shares of Common Stock and paid approximately $1.3 billion of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 36.3 million shares of Common Stock for such transactions which have been accounted for under the pooling of interests method of accounting. The cash paid for acquisitions in 1995 relates primarily to National Car Rental System, Inc.'s ("National") acquisition of its predecessor company from General Motors Corporation. National was acquired by the Company during 1997 and accounted for under the pooling of interests method of accounting.

     As discussed in Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements, the Company sold its electronic security services division in October 1997. Accordingly, the financial position and results of operations of businesses acquired in the electronic security services segment have been accounted for as discontinued operations in the accompanying Consolidated Financial Statements.

     Subsequent to December 31, 1997, the Company acquired various businesses in the automotive retail and solid waste services industries for an aggregate purchase price of approximately $901.5 million consisting of cash and/or shares of Common Stock. These acquisitions will be accounted for under the purchase method of accounting.

     See Note 2, Business Combinations, of Notes to Consolidated Financial Statements, for further discussion of business combinations.

CONSOLIDATED RESULTS OF OPERATIONS

  Overview

     The Company reported net income of $439.7 million or $1.02 per share on a diluted basis for the year ended December 31, 1997 as compared to a net loss of $6.7 million or $.02 per share in 1996 and net income of $34.6 million or $.13 per share in 1995. Operating results for the year ended December 31, 1997 include gains on the sale of the electronic security services division and the ADT Limited common stock which were partially offset by restructuring and other pre-tax charges as further described below. Operating results for the year ended December 31, 1996 also include restructuring and other pre-tax charges as well as an extraordinary charge, both of which are further described below.

     The diluted earnings per share effect of restructuring and other pre-tax charges and certain non-recurring gains (losses) on the Company's net income was to increase diluted earnings per share by $.32 from $.70 to $1.02 in 1997, and to decrease diluted earnings per share by $.33 in 1996 and $.12 in 1995.

  Restructuring and Other Charges

     During the year ended December 31, 1997, the Company recorded pre-tax charges of approximately $244.1 million. These charges consisted of $150.0 million associated with combining the Company's franchised automotive dealerships and used vehicle megastore operations into one automotive retail division and $94.1 million associated with integrating the Company's automotive rental operations. Approximately $85.0 million of the automotive retail charge appears as restructuring and other charges in the Company's Consolidated Statement of Operations for the year ended December 31, 1997 and consists of:
$42.0 million for consolidation of information systems; $25.0 million related primarily to relocating the Company's Valu Stop(SM) operations; and $18.0 million of severance and other costs. The remaining $65.0 million of the automotive retail charge relates to inventory consolidation and is included in cost of automotive retail sales in the Company's Consolidated Statement of Operations for the year ended December 31, 1997. The primary components of the $94.1 million automotive rental charge are as follows: $32.0 million related to elimination of redundant information systems; $18.0 million related to fleet consolidation; and $44.1 million related to closure or sale of duplicate rental facilities and merger and other non-recurring expenses. Through December 31, 1997, the Company has spent approximately $58.1 million related to integration and other activities and has recorded $92.3 million of these charges against certain assets. As of December 31, 1997, approximately $93.7 million remained in accrued liabilities related to these charges. The Company believes the integration activities associated with these charges will be substantially completed within one year.

     During the year ended December 31, 1996, the Company recorded pre-tax charges of approximately $95.5 million related primarily to the integration of the operations of Alamo Rent-A-Car, Inc. ("Alamo")into those of the Company. Also included in these charges are merger expenses associated with certain acquisitions accounted for under the pooling of interests method of accounting. Approximately $38.3 million of such expenses appear as restructuring and other charges in the Company's Consolidated Statement of Operations for the year ended December 31, 1996 with the remainder of approximately $57.2 million included in cost of automotive rental operations and selling, general and administrative expenses. These costs primarily include asset write-offs, severance benefits, accounting and legal merger costs and changes in various estimated reserve requirements. Through December 31, 1997, the Company has spent substantially all of the $38.3 million included in restructuring and other charges in the 1996 Consolidated Statement of Operations.

  Extraordinary Charge

     During the year ended December 31, 1996, in connection with refinancing Alamo's debt at substantially lower interest rates, the Company recorded an extraordinary charge of approximately $31.6 million, net of income taxes. Included in this charge are bond redemption premiums, the write-off of debt issue costs, prepayment penalties and other related fees. See Note 4, Notes Payable and Long-Term Debt, of Notes to Consolidated Financial Statements for further discussion of this charge.

  Discontinued Operations

     In October 1997, the Company sold its electronic security services division for approximately $610.0 million resulting in an after tax gain of approximately $230.0 million. Accordingly, the operating results and the gain on disposition of the electronic security services segment have been classified as discontinued operations for all periods presented in the accompanying Consolidated Financial Statements.

     During the year ended December 31, 1995, the Company disposed of its mining and citrus operations and spun-off its hazardous waste services segment resulting in a loss from discontinued operations of approximately $25.1 million, net of income taxes. Operating results for the periods prior to disposition have been classified as discontinued operations in the accompanying Consolidated Financial Statements.

     See Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements, for further discussion of these transactions.

BUSINESS SEGMENT INFORMATION

     The following table sets forth revenue with percentages of total revenue, and sets forth cost of operations, selling, general and administrative expenses, restructuring and other charges and operating income (loss) with percentages of the applicable segment revenue, for each of the Company's business segments for the years ended December 31 (in millions):

                                                                1997      %      1996      %      1995      %
                                                              --------   ---   --------   ---   --------   ---
                                                                                 (Restated)       (Restated)
Revenue:
  Automotive retail.........................................  $6,122.8    59   $2,933.7    45   $2,361.7    46
  Automotive rental.........................................   3,055.1    30    2,699.4    41    1,992.8    39
  Solid waste services......................................   1,127.7    11      953.3    14      805.0    15
                                                              --------   ---   --------   ---   --------   ---
                                                              10,305.6   100    6,586.4   100    5,159.5   100
                                                              --------         --------         --------
Cost of Operations:
  Automotive retail.........................................   5,459.0    89    2,611.3    89    2,068.4    87
  Automotive rental.........................................   2,377.0    78    2,167.2    80    1,613.9    81
  Solid waste services......................................     809.1    72      703.6    74      570.1    71
                                                              --------         --------         --------
                                                               8,645.1          5,482.1          4,252.4
                                                              --------         --------         --------
Selling, General and Administrative:
  Automotive retail.........................................     647.2    11      289.1    10      251.0    11
  Automotive rental.........................................     497.4    16      537.1    20      393.5    20
  Solid waste services......................................     107.1     9      126.9    13      133.4    17
  Corporate.................................................      30.1    --       21.7    --        4.3    --
                                                              --------         --------         --------
                                                               1,281.8            974.8            782.2
                                                              --------         --------         --------

                                                                1997      %      1996      %      1995      %
                                                              --------   ---   --------   ---   --------   ---
                                                                                 (Restated)       (Restated)
Restructuring and Other Charges:
  Automotive retail.........................................      85.0     1         --    --         --    --
  Automotive rental.........................................      94.1     3       23.5     1         --    --
  Solid waste services......................................        --    --        8.8     1        3.3    --
  Corporate.................................................        --    --        6.0    --         --    --
                                                              --------         --------         --------
                                                                 179.1             38.3              3.3
                                                              --------         --------         --------
Operating Income (Loss):
  Automotive retail.........................................     (68.4)   (1)      33.3     1       42.3     2
  Automotive rental.........................................      86.6     3      (28.4)   (1)     (14.6)   (1)
  Solid waste services......................................     211.5    19      114.0    12       98.2    12
  Corporate.................................................     (30.1)   --      (27.7)   --       (4.3)   --
                                                              --------         --------         --------
                                                              $  199.6         $   91.2         $  121.6
                                                              ========         ========         ========

AUTOMOTIVE RETAIL

     The Company's automotive retail business consists of the sale, lease and financing of new and used vehicles and related automotive services and products. The Company owns and operates franchised automotive dealerships and used vehicle megastores under the name AutoNation USA(SM). The Company has aggressively expanded its automotive retail operations through the acquisition of franchised automotive dealerships and currently plans to continue this expansion. The Company has established framework agreements with various manufacturers which allow the Company to acquire franchised automotive dealerships nationwide.

     Automotive retail revenue was $6.1 billion, $2.9 billion and $2.4 billion for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in 1997 over 1996 of $3.2 billion or 109% is a result of acquisitions (85%), volume (17%) and pricing (7%). The increase in 1996 over 1995 of $571.9 million or 24% is primarily a result of volume and acquisitions.

     Cost of automotive retail operations was $5.5 billion, $2.6 billion and $2.1 billion or, as percentages of automotive retail revenue, 89%, 89% and 88% for the years ended December 31, 1997, 1996 and 1995, respectively. The increases in aggregate dollars are attributed to acquisitions and higher volume of vehicle sales during the periods. The 1996 increase in cost of operations as a percentage of revenue over 1995 is primarily due to changes in product mix and 1996 start-up costs associated with the initial development of the Company's used vehicle megastore operations.

     Selling, general and administrative expenses related to the Company's automotive retail operations were $647.2 million, $289.1 million and $251.0 million or, as percentages of automotive retail revenue, 11%, 10% and 11% for the years ended December 31, 1997, 1996 and 1995, respectively. The increases in aggregate dollars primarily reflect the expansion of the Company's automotive retail operations.

     Operating income (loss) from the Company's automotive retail operations was $(68.4) million, $33.3 million and $42.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Excluding restructuring and other pre-tax charges in 1997 as previously discussed, operating income from the Company's automotive retail operations would have been $81.6 million or 1% of automotive retail revenue.

     The Company is in the process of acquiring and/or developing additional AutoNation USA megastore sites. As the Company opens new AutoNation USA megastores and reconditioning centers such operations will incur fixed operating and administrative costs immediately while revenue volume will tend to grow more gradually.

AUTOMOTIVE RENTAL

     The Company's automotive rental business primarily rents vehicles on a daily or weekly basis to leisure and business travelers principally from on-airport or near airport locations through Alamo and National.

     Automotive rental revenue was $3.1 billion, $2.7 billion and $2.0 billion for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in 1997 over 1996 of $355.7 million or 13% is a result of volume (5%), pricing (4%) and acquisitions (4%). The increase in 1996 over 1995 of $706.6 million or 35% is primarily a result of acquisitions.

     Cost of automotive rental operations was $2.4 billion, $2.2 billion and $1.6 billion or, as a percentage of automotive rental revenue, 78%, 80% and 81% for the years ended December 31, 1997, 1996 and 1995, respectively. The increases in aggregate dollars are primarily attributed to rental volume, acquisitions and maintaining a larger fleet. The 1997 decrease in such expenses as a percentage of revenue versus 1996 is primarily a result of revenue improvement from rental rate increases. The 1996 decrease in such expenses as a percentage of revenue versus 1995 is primarily due to lower fleet costs.

     Selling, general and administrative expenses related to the Company's automotive rental operations were $497.4 million, $537.1 million and $393.5 million or, as percentages of automotive rental revenue, 16%, 20% and 20% for the years ended December 31, 1997, 1996 and 1995, respectively. The 1997 decrease in aggregate dollars and as a percentage of automotive rental revenue is primarily due to the reduction of selling and administrative expenses of acquired businesses. The 1996 increase in aggregate dollars over 1995 is primarily due to acquisitions.

     Operating income (loss) from the Company's automotive rental operations was $86.6 million, $(28.4) million and $(14.6) million for the years ended December 31, 1997, 1996 and 1995, respectively. Excluding restructuring and other pre-tax charges as previously discussed, operating income from the Company's automotive rental operations would have been $180.7 million and $47.3 million in 1997 and 1996, respectively.

SOLID WASTE SERVICES

     The Company's solid waste services business provides integrated solid waste disposal services. The Company owns and operates 42 solid waste landfills in 13 states. The Company also owns or operates 54 transfer stations, and provides collection and recycling services to municipal, residential, commercial and industrial customers in 23 states.

     Revenue from the Company's solid waste services operations was $1.1 billion, $953.3 million and $805.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in 1997 over 1996 of $174.4 million or 18% is a result of acquisitions (8%) as well as increases from volume (7%) and "tuck-in" acquisitions (3%). The increase in 1996 over 1995 of $148.3 million or 18% is a result of acquisitions (11%) as well as increases from volume (6%) and "tuck-in" acquisitions (1%).

     Cost of solid waste services operations was $809.1 million, $703.6 million and $570.1 million or, as a percentage of solid waste revenue, 72%, 74% and 71% for the years ended December 31, 1997, 1996 and 1995, respectively. The increases in aggregate dollars are a result of the expansion of the Company's solid waste services operations through acquisitions and internal growth. The 1997 decrease in cost of solid waste services operations as a percentage of revenue is primarily a result of improvements in overall operating efficiency achieved through reductions in operating costs of acquired businesses. The 1996 increase in cost of solid waste services operations as a percentage of solid waste revenue is primarily a result of certain of the Company's acquired collection companies which had higher levels of operating costs than the Company's historical operations.

     Selling, general and administrative expenses related to the Company's solid waste services operations were $107.1 million, $126.9 million and $133.4 million or, as percentages of solid waste revenue, 9%, 13% and 17% for the years ended December 31, 1997, 1996 and 1995, respectively. The decreases in selling, general and administrative expenses in aggregate dollars and as percentages of revenue in each of the years are primarily due to the reduction of administrative expenses for acquired businesses and, in 1997, cost savings from centralizing administrative functions in certain regions.

     Operating income from the Company's solid waste services operations was $211.5 million, $114.0 million and $98.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. Excluding restructuring and other charges, operating income from the Company's solid waste services operations would have been $122.8 million and $101.5 million in 1996 and 1995, respectively.

CORPORATE

     Excluding restructuring and other charges, corporate expenses were $30.1 million, $21.7 million and $4.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Such increases are a result of the overall growth experienced by the Company.

INTEREST INCOME

     Interest income was $18.2 million, $31.5 million and $22.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. The decrease in 1997 versus 1996 is primarily a result of lower cash balances on hand during 1997. The increase in 1996 over 1995 is due to the increase in interest income from proceeds from sales of Common Stock. For further discussion of the sales of Common Stock, see Note 6, Shareholders' Equity, of Notes to Consolidated Financial Statements.

INTEREST EXPENSE

     Interest expense was incurred on general corporate debt and the debt assumed in acquisitions. Interest expense was $16.8 million, $48.4 million and $40.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. The decrease in 1997 versus 1996 is primarily due to the repayment of debt. The increase in 1996 over 1995 is primarily due to higher average outstanding borrowings and debt assumed in acquisitions. Interest expense related to revenue earning vehicle financing and vehicle inventory financing is included in cost of automotive rental operations and cost of automotive retail sales, respectively, in the accompanying Consolidated Statements of Operations.

OTHER INCOME

     Other income, net for the year ended December 31, 1997 consists primarily of a $102.3 million pre-tax gain from the May 1997 sale of the Company's 15.0 million shares of ADT Limited common stock, net of fees and expenses. Such shares of ADT Limited common stock were received in March 1997 upon the Company's exercise of a warrant which became exercisable upon termination of the Company's agreement to acquire ADT Limited by mutual agreement of the parties in September 1996.

INCOME TAXES

     The provision for income taxes was $115.2 million, $64.8 million and $60.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. The effective income tax rate was 36.5%, 79.7% and 52.6% for the years ended December 31, 1997, 1996 and 1995, respectively. The higher 1996 and 1995 effective income tax rates are primarily due to the Company providing valuation allowances on certain deferred tax assets and varying higher historical effective income tax rates of acquired businesses.

ENVIRONMENTAL AND LANDFILL MATTERS

     Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Estimated aggregate closure and post-closure costs will be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. At December 31, 1997, approximately $280.0 million of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. The Company periodically reassesses such costs based on various methods and assumptions regarding landfill airspace and the technical requirements of the Environmental Protection Agency's Subtitle D regulations and adjusts such accruals accordingly.

     In the normal course of business, the Company is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in litigation. Environmental costs are accrued by the Company through a charge to income in the period such liabilities become probable and can be reasonably estimated.

FINANCIAL CONDITION

     At December 31, 1997, the Company had $148.0 million in cash and approximately $681.0 million of availability under its $1.0 billion unsecured revolving credit facility which may be used for general corporate purposes.

     In October 1997, the Company completed a refinancing program to finance vehicle purchases for its automotive rental operations. The aggregate program of $3.35 billion is comprised of a $2.3 billion commercial paper program and three commercial paper conduit facilities totaling $1.05 billion. Bank lines of credit of $2.1 billion (terminating October 1998) and $945.0 million (terminating October 2000) provide liquidity backup for the facilities. Letters of credit totaling $335.0 million provide collateral and additional liquidity backup for the facilities. Borrowings under these programs are secured by eligible vehicle collateral and bear interest based on market-dictated commercial paper rates. The Company refinanced borrowings under its pre-existing commercial paper programs with borrowings under this program. As of December 31, 1997, the Company had approximately $400.0 million of availability under this program. The Company expects to continue to fund its purchases of revenue earning vehicles with secured vehicle financings. Revenue earning vehicles with a net book value of $3.8 billion at December 31, 1997 were acquired under programs that allow the Company to require counterparties to repurchase vehicles held for periods of up to 24 months. The Company has various other credit facilities to finance its automotive retail and rental operations.

     In connection with the development of the AutoNation USA megastores, the Company is the lessee under a $500.0 million operating lease facility established to acquire and develop properties used in its business. The Company has guaranteed the residual value of the properties under this facility which guarantee totaled approximately $326.5 million at December 31, 1997.

     The Company uses interest rate swap agreements to manage the impact of interest rate changes on the Company's variable rate revenue earning vehicle obligations. The amounts exchanged by the counterparties to interest rate swap agreements normally are based upon the notional amounts and other terms, generally related to interest rates, of the derivatives. While notional amounts of interest rate swaps form part of the basis for the amounts exchanged by the counterparties, the notional amounts are not themselves exchanged, therefore, do not represent a measure of the Company's exposure as an end user of derivative financial instruments. At December 31, 1997, notional principal amounts related to interest rate swaps (variable to fixed rate) were $2.25 billion. As of December 31, 1997, the weighted average fixed rate payment on variable to fixed rate swaps was 5.93%. Variable rates received are indexed to the Commercial Paper Nonfinancial rate ($2.2 billion notional principal amount) and LIBOR ($50.0 million notional principal amount). Including the Company's variable to fixed interest rate swaps, the Company's ratio of fixed interest rate debt to total debt outstanding was 60% as of December 31, 1997.

     The Company believes that it has sufficient operating cash flow and other financial resources necessary to meet its anticipated capital requirements and obligations as they come due.

CASH FLOWS

     Cash and cash equivalents decreased by $216.4 million and $37.0 million during the years ended December 31, 1997 and 1996, respectively, and increased $314.1 million during the year ended December 31, 1995. The major components of these changes are discussed below.

  Cash Flows from Operating Activities

     Cash (used in) provided by operating activities was $(548.7) million, $(291.6) million and $410.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increases in cash used in operating activities in 1997 and 1996 versus cash provided in 1995 is due to increased revenue earning vehicle purchases.

  Cash Flows from Investing Activities

     Cash flows from investing activities consist primarily of cash used for capital additions and business acquisitions and other transactions as further described below.

     Capital additions were $459.8 million, $252.8 million and $223.9 million during the years ended December 31, 1997, 1996 and 1995, respectively. The increases are primarily a result of expansion of the Company's businesses.

     Cash used in business acquisitions was $216.6 million, $51.5 million and $1.3 billion for the years ended December 31, 1997, 1996 and 1995. See "Business Combinations" of Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 2, "Business Combinations" of Notes to Consolidated Financial Statements for a further discussion of businesses acquired.

     In October 1997, the Company sold its electronic security services division for approximately $610.0 million.

     In March 1997, the Company exercised its warrant to acquire 15.0 million common shares of ADT Limited for $20 per share. In May 1997, the Company sold the 15.0 million ADT Limited common shares for $27.50 per share to certain institutional investors.

     The Company expects capital expenditures and cash used in business acquisitions to increase during 1998 and in the foreseeable future due to continued internal growth of existing businesses and future acquisitions. The Company intends to finance capital expenditures and cash used in business acquisitions through cash on hand, revolving credit facilities and other financings.

  Cash Flows from Financing Activities

     Cash flows from financing activities during the years ended December 31, 1997, 1996 and 1995 included revenue earning vehicle financing, commercial bank borrowings, repayments of debt and issuances of Common Stock.

     During the year ended December 31, 1997, the Company sold 15.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $552.7 million.

     During the year ended December 31, 1996, the Company sold an aggregate of
22.0 million shares of Common Stock in private placement transactions resulting in net proceeds of approximately $550.9 million.

     During the year ended December 31, 1995, the Company sold an aggregate of
44.1 million shares of Common Stock and warrants to purchase an additional 33.4 million shares of Common Stock in various private placement and other equity transactions resulting in net proceeds of approximately $262.4 million. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share.

     These financing activities were used to fund revenue earning vehicle purchases, capital additions and acquisitions as well as to repay debt assumed in acquisitions and expand the Company's business during these years.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (ITEM 7A)

     The table below provides information about the Company's market sensitive financial instruments and constitutes a "forward-looking statement." The Company's major market risk exposure is changing interest rates, primarily in the United States. The Company's policy is to manage interest rates through use of a combination of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate exposures when appropriate, based upon market conditions. These swaps are entered into with a group of financial institutions with investment grade credit ratings, thereby minimizing the risk of credit loss. All items described are non-trading.

                                                    EXPECTED MATURITY DATE
                            ----------------------------------------------------------------------      FAIR VALUE
                              1998      1999      2000      2001     2002    THEREAFTER    TOTAL     DECEMBER 31, 1997
                            --------   ------   --------   ------   ------   ----------   --------   -----------------
                                                        (IN MILLIONS)
VARIABLE RATE DEBT
Current...................  $2,715.0   $   --   $     --   $   --   $   --     $   --     $2,715.0       $2,715.0
  Average interest
    rates.................      6.17%
Non-current...............        --    155.2    1,074.4      1.8    286.9       35.1      1,553.4        1,553.4
  Average interest
    rates.................        --     6.19%      5.86%    4.75%    5.96%      4.75%
Interest rate swaps.......     300.0    650.0    1,000.0    150.0    150.0         --                         8.0
  Average pay rate........      5.85%    5.81%      5.95%    6.50%    5.88%
  Average receive rate....      5.50%    5.50%      5.50%    5.50%    5.50%

SEASONALITY

     The Company's automotive retail operations generally experience higher volumes of vehicle sales in the second and third quarters of each year in part due to manufacturer incentives and consumer buying trends.

     The Company's automotive rental operations and particularly the leisure travel segment is highly seasonal. In these operations, the third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season, the Company increases its rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the annual performance of this segment. The first and fourth quarters for the Company's automotive rental operations are generally the weakest, when there is limited leisure travel and a greater potential for adverse weather conditions. Many of the operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

YEAR 2000 SYSTEMS COSTS

     The Company utilizes software and related technologies throughout its businesses that will be affected by the date change in the year 2000. The Company is in the process of evaluating the full scope and related costs to insure that the Company's systems continue to meet its internal needs and those of its customers. Anticipated costs for system modifications will be expensed as incurred and are not expected to have a material impact on the Company's consolidated results of operations. However, the Company cannot measure the impact that the Year 2000 issue will have on its vendors, suppliers, customers and other parties with which it conducts business.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", was issued by the Financial Accounting Standards Board in June 1997. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company will adopt SFAS 130 beginning January 1, 1998.

     Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", was issued by the Financial Accounting Standards Board in June 1997. This Statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt SFAS 131 beginning January 1, 1998. Adoption of this standard will not have a material impact on the Company's existing segment reporting disclosures.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 prospectively beginning January 1, 1999. Adoption of this Statement will not have a material impact on the Company's consolidated financial position or results of operations.

     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. The Company will adopt SOP 98-5 beginning January 1, 1999. Adoption of this Statement will not have a material impact on the Company's consolidated financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. SFAS 133 cannot be applied retroactively. SFAS 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1997. The Company has not yet quantified the impact of adopting SFAS 133 on the Company's consolidated financial statements and has not determined the timing of adoption of SFAS 133. However, SFAS 133 could increase volatility in earnings and other comprehensive income.

FORWARD-LOOKING STATEMENTS

     Certain statements and information included herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's lines of business; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the ability to obtain financing on acceptable terms to finance the Company's operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the dependence on vehicle manufacturers to approve dealership acquisitions and the restrictions imposed by vehicle manufacturers on dealership acquisitions and operations; the possibility of unfavorable changes to the cost or financing of the Company's vehicle rental fleet; the Company's dependence on key personnel; and other factors contained in the Company's filings with the Securities and Exchange Commission.

                            REPUBLIC INDUSTRIES, INC.
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In millions, except share data)

                                                                                        MARCH 31,          DECEMBER 31,
                                                                                          1998                 1997
                                                                                        ---------          ------------
                                                          ASSETS

CURRENT ASSETS:
   Cash and cash equivalents...........................................                 $   273.5          $      148.0
   Receivables, net....................................................                   1,137.1                 977.3
   Revenue earning vehicles, net.......................................                   4,407.2               4,466.5
   Inventory ..........................................................                   1,384.3               1,094.8
   Other current assets................................................                     159.5                 139.2
                                                                                        ---------          ------------
         Total Current Assets..........................................                   7,361.6               6,825.8
PROPERTY AND EQUIPMENT, NET............................................                   2,338.7               2,096.9
INTANGIBLE AND OTHER ASSETS, NET.......................................                   2,295.0               1,604.6
                                                                                        ---------          ------------
                                                                                        $11,995.3          $   10,527.3
                                                                                        =========          ============

                                           LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable....................................................                 $   303.7          $      260.8
   Accrued liabilities.................................................                     682.9                 557.9
   Liability insurance reserves........................................                     305.1                 297.2
   Revenue earning vehicle debt........................................                   2,465.5               2,209.4
   Notes payable and current maturities of
     long-term debt....................................................                   1,089.8                 532.0
   Other current liabilities...........................................                     338.3                 405.3
                                                                                        ---------          ------------
         Total Current Liabilities.....................................                   5,185.3               4,262.6
LONG-TERM DEBT, NET OF CURRENT MATURITIES..............................                     571.7                 370.9
LONG-TERM REVENUE EARNING VEHICLE DEBT.................................                   1,858.1               1,962.7
OTHER LIABILITIES .....................................................                     437.8                 446.8
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
   Preferred stock, par value $.01 per share;
      5,000,000 shares authorized; none issued.........................                        --                    --
   Common stock, par value $.01 per share;
     1,500,000,000 shares authorized;
    450,272,002 and 432,705,796 shares
    issued and outstanding, respectively...............................                       4.5                   4.3
   Additional paid-in capital..........................................                   3,433.2               3,051.5
   Retained earnings...................................................                     508.5                 431.4
   Cumulative translation adjustment...................................                      (3.8)                 (2.9)
                                                                                        ---------          ------------
                  Total Shareholders' Equity...........................                   3,942.4               3,484.3
                                                                                        ---------          ------------
                                                                                        $11,995.3          $   10,527.3
                                                                                        =========          ============



        The accompanying notes are an integral part of these statements.

                            REPUBLIC INDUSTRIES, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In millions, except per share data)

                                                                                            THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                          -------------------------
                                                                                             1998           1997
                                                                                          ----------     ----------
                                                                                                         (Restated)
REVENUE:
   Automotive retail sales.............................................                    $2,343.4       $1,037.7
   Automotive rental revenue...........................................                       775.7          641.3
   Solid waste services revenue........................................                       300.8          263.2
                                                                                           --------       --------
                                                                                            3,419.9        1,942.2
EXPENSES:
   Cost of automotive retail sales.....................................                     2,026.1          915.6
   Cost of automotive rental
     operations........................................................                       605.4          513.6
   Cost of solid waste operations......................................                       209.7          190.3
   Selling, general and administrative.................................                       454.6          272.9
                                                                                           --------       --------
OPERATING INCOME.......................................................                       124.1           49.8
INTEREST INCOME........................................................                         1.0            7.6
INTEREST EXPENSE.......................................................                        (2.7)          (4.4)
OTHER INCOME (EXPENSE), NET............................................                        (2.0)           3.7
                                                                                           --------       --------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES..................................................                       120.4           56.7
PROVISION FOR INCOME TAXES.............................................                        43.3           20.7
                                                                                           --------       --------
INCOME FROM CONTINUING OPERATIONS......................................                        77.1           36.0
DISCONTINUED OPERATIONS:
Income from discontinued operations,
   net of income taxes.................................................                          --            2.7
                                                                                           --------       --------
NET INCOME.............................................................                    $   77.1       $   38.7
                                                                                           ========       ========
BASIC EARNINGS PER SHARE:
      Continuing operations............................................                    $    .18       $    .09
      Discontinued operations..........................................                          --            .01
                                                                                           --------       --------
      Net income.......................................................                    $    .18       $    .10
                                                                                           ========       ========
DILUTED EARNINGS PER SHARE:
      Continuing operations............................................                    $    .17       $    .09
      Discontinued operations..........................................                          --             --
                                                                                           --------       --------
      Net income.......................................................                    $    .17       $    .09
                                                                                           ========       ========



        The accompanying notes are an integral part of these statements.

                            REPUBLIC INDUSTRIES, INC.
       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (In millions)

                                                                               ADDITIONAL                        CUMULATIVE
                                                               COMMON           PAID-IN           RETAINED      TRANSLATION
                                                                STOCK           CAPITAL           EARNINGS       ADJUSTMENT
                                                                -----           -------           --------       ----------
BALANCE AT DECEMBER 31, 1997 .............................      $4.3           $3,051.5           $ 431.4          $(2.9)
   Stock issued in acquisitions...........................        .2              375.6                --             --
   Exercise of stock options and
     warrants.............................................        --                6.1                --             --
   Foreign currency translation
     adjustments..........................................        --                 --                --            (.9)
   Net income.............................................        --                 --              77.1             --
                                                                ----           --------           -------          -----
BALANCE AT MARCH 31, 1998.................................      $4.5           $3,433.2           $ 508.5          $(3.8)
                                                                ====           ========           =======          =====



            The accompanying notes are an integral part of this statement.

                            REPUBLIC INDUSTRIES, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In millions)

                                                                                     THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                --------------------------
                                                                                    1998           1997
                                                                                -----------     ----------
                                                                                                (Restated)
CASH USED IN OPERATING ACTIVITIES OF
  CONTINUING OPERATIONS:
   Net income ...........................................................       $      77.1     $     38.7
   Adjustments to reconcile net income to net cash
      used in operating activities:
      Depreciation of revenue earning vehicles ..........................             199.7          172.3
      Depreciation and amortization .....................................              54.9           37.6
      Income from discontinued operations, net of
         income taxes ...................................................                --           (2.7)
      Purchases of revenue earning vehicles .............................          (1,460.7)      (1,465.4)
      Sales of revenue earning vehicles .................................           1,094.4          844.0
      Changes in assets and liabilities, net of
            effects from business combinations:
               Receivables ..............................................             (70.3)          81.5
               Inventory ................................................              80.7          (23.1)
               Other assets .............................................              (6.8)          33.7
               Accounts payable and accrued liabilities                                 4.1          (82.1)
               Other liabilities ........................................             (81.2)          24.1
                                                                                -----------     ----------
                                                                                     (108.1)        (341.4)
                                                                                -----------     ----------
CASH USED IN DISCONTINUED OPERATIONS ....................................                --          (32.7)
                                                                                -----------     ----------
CASH USED IN INVESTING ACTIVITIES:
   Purchases of property and equipment ..................................            (118.9)        (126.0)
   Purchase of marketable securities ....................................                --         (300.0)
   Cash used in business acquisitions, net of
      cash acquired .....................................................            (347.7)         (42.3)
   Other ................................................................             (14.6)         (38.8)
                                                                                -----------     ----------
                                                                                     (481.2)        (507.1)
                                                                                -----------     ----------
CASH PROVIDED BY FINANCING ACTIVITIES:
   Payments of revenue earning vehicle financing ........................         (10,779.7)      (3,033.8)
   Proceeds from revenue earning vehicle financing ......................          11,164.5        3,160.4
   Payments of notes payable and long-term debt .........................            (102.4)        (332.9)
   Proceeds from notes payable and long-term debt .......................               8.2          401.4
   Net proceeds from revolving credit and vehicle
      inventory financing facilities ....................................             424.9           38.4
   Sale of common stock .................................................                --          552.7
   Other ................................................................               (.7)            .2
                                                                                -----------     ----------
                                                                                      714.8          786.4
                                                                                -----------     ----------
INCREASE (DECREASE)IN CASH AND CASH EQUIVALENTS .........................             125.5          (94.8)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ........................             148.0          364.4
                                                                                -----------     ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ..............................       $     273.5     $    269.6
                                                                                ===========     ==========



        The accompanying notes are an integral part of these statements.

                            REPUBLIC INDUSTRIES, INC.
   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
                   (Tables in millions, except per share data)

1. INTERIM FINANCIAL STATEMENTS

         The accompanying unaudited condensed consolidated financial statements include the accounts of Republic Industries, Inc. and its subsidiaries (the "Company") and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. All significant intercompany accounts and transactions have been eliminated. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited condensed consolidated financial statements reflect, in the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading.

         Operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto. The accompanying Unaudited Condensed Consolidated Statements of Operations and Cash Flows for the three months ended March 31, 1997 have been restated from amounts previously reported on Form 10-Q for certain 1997 business combinations accounted for under the pooling of interests method of accounting.

         In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

         In October 1997, the Company sold its electronic security services division. Accordingly, operating results of the electronic security services segment for the three months ended March 31, 1997 have been classified as discontinued operations in the accompanying unaudited condensed consolidated financial statements. Revenue of the discontinued operations was $26.6 million for the three months ended March 31, 1997.

2. BUSINESS COMBINATIONS

         Businesses acquired through March 31, 1998 and accounted for under the purchase method of accounting are included in the unaudited condensed consolidated financial statements from the date of acquisition.

         During the three months ended March 31, 1998, the Company acquired various businesses in the automotive retail and solid waste services industries. The Company issued an aggregate of approximately 17.0 million shares of its common stock, par value $.01 per share ("Common Stock") and paid approximately $385.8 million of cash in such transactions which have been accounted for under the purchase method of accounting.

                            REPUBLIC INDUSTRIES, INC.
   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
                                   (Continued)

         The following summarizes the preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting consummated during the three months ended March 31:

                                                                                                  1998           1997
                                                                                                -------        -------
                                                                                                              (Restated)
Property and equipment..........................................................                $ 159.1        $ 336.5
Intangible assets...............................................................                  678.6          477.0
Working capital (deficiency), net of cash acquired..............................                  320.1          (32.6)
Debt assumed....................................................................                 (428.9)        (258.0)
Other liabilities, net..........................................................                   (5.4)          (9.7)
Common stock issued.............................................................                 (375.8)        (470.9)
                                                                                                -------        -------
Cash used in acquisitions, net of cash acquired.................................                $ 347.7        $  42.3
                                                                                                =======        =======


         The Company's unaudited pro forma consolidated results of operations assuming all significant acquisitions accounted for under the purchase method of accounting, had occurred on January 1, 1997 are as follows:

                                                                                                THREE MONTHS ENDED
                                                                                                     MARCH 31,
                                                                                          ---------------------------
                                                                                            1998               1997
                                                                                          --------           --------
                                                                                                            (Restated)
Revenue.........................................................................          $3,715.3           $3,069.4
Income from continuing operations...............................................          $   79.5           $   39.0
Diluted earnings per share from continuing
  operations....................................................................          $    .17           $    .09

         The unaudited pro forma consolidated results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of January 1, 1997.

3. RECEIVABLES

         The components of receivables, net of allowance for doubtful accounts are as follows:

                                                                                        MARCH 31,           DECEMBER 31,
                                                                                          1998                  1997
                                                                                       ----------           ------------
Trade...........................................................................       $    613.0           $      465.0
Vehicle.........................................................................            394.6                  357.6
Contracts in transit............................................................            130.8                   96.6
Other...........................................................................             56.4                  109.0
                                                                                       ----------           ------------
                                                                                          1,194.8                1,028.2
Less: allowance for doubtful accounts...........................................            (57.7)                 (50.9)
                                                                                       ----------           ------------
                                                                                       $  1,137.1           $      977.3
                                                                                       ==========           ============

                            REPUBLIC INDUSTRIES, INC.
   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
                                   (Continued)

4. REVENUE EARNING VEHICLES

         Revenue earning vehicles consist of the following:

                                                                                       MARCH 31,           DECEMBER 31,
                                                                                         1998                  1997
                                                                                       ---------           ------------
Revenue earning vehicles........................................................       $ 4,900.6           $    4,980.1
Less: accumulated depreciation..................................................          (493.4)                (513.6)
                                                                                       ---------           ------------
                                                                                       $ 4,407.2           $    4,466.5
                                                                                       =========           ============


5.    INVENTORY

         Inventory consists of the following:

                                                                                       MARCH 31,           DECEMBER 31,
                                                                                         1998                  1997
                                                                                       ---------           ------------
New vehicles....................................................................       $   928.7           $      642.7
Used vehicles...................................................................           370.9                  377.4
Parts, accessories and other....................................................            84.7                   74.7
                                                                                       ---------           ------------
                                                                                       $ 1,384.3           $    1,094.8
                                                                                       =========           ============


6. PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:

                                                                                       MARCH 31,           DECEMBER 31,
                                                                                         1998                  1997
                                                                                       ---------           ------------
Land, landfills and improvements................................................       $   991.2           $      895.0
Furniture, fixtures and equipment...............................................         1,060.1                  968.7
Buildings and improvements......................................................           963.0                  878.6
                                                                                       ---------           ------------
                                                                                         3,014.3                2,742.3
Less: accumulated depreciation and depletion....................................          (675.6)                (645.4)
                                                                                       ---------           ------------
                                                                                       $ 2,338.7           $    2,096.9
                                                                                       =========           ============

7. INTANGIBLE AND OTHER ASSETS

         Intangible and other assets consist primarily of the cost of acquired businesses in excess of the fair value of net assets acquired and other intangible assets. The cost in excess of the fair value of net assets acquired is amortized over forty years on a straight-line basis. Other intangible assets include values assigned to customer lists, long-term contracts and covenants not to compete and are amortized generally over periods ranging from 5 to 25 years.

         Accumulated amortization of intangible assets at March 31, 1998 and December 31, 1997 was $102.7 million and $89.6 million, respectively.

                            REPUBLIC INDUSTRIES, INC.
   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
                                   (Continued)

8. REVENUE EARNING VEHICLE DEBT

         Revenue earning vehicle debt consists of the following:

                                                                                         MARCH 31,          DECEMBER 31,
                                                                                           1998                1997
                                                                                         ---------          -----------
Amounts under various commercial paper programs
  secured by eligible vehicle collateral;
  interest based on market-dictated commercial
  paper rates...................................................................         $ 3,262.0          $   2,919.4
Amounts under various medium-term note programs
  secured by eligible vehicle collateral:
    Fixed rate component; maturities through 2003...............................             730.7                736.3
    Floating rate component based on a spread over
      3 month LIBOR; maturities through 2001....................................             166.5                166.5
Other financings secured by eligible vehicle
  collateral; interest at LIBOR based rates.....................................             164.4                349.9
                                                                                         ---------           ----------
                                                                                           4,323.6              4,172.1
Less: current portion...........................................................          (2,465.5)            (2,209.4)
                                                                                         ---------           ----------
                                                                                         $ 1,858.1           $  1,962.7
                                                                                         =========           ==========


9. NOTES PAYABLE AND LONG-TERM DEBT

         Notes payable and long-term debt consists of the following:

                                                                                        MARCH 31,           DECEMBER 31,
                                                                                          1998                  1997
                                                                                        ---------           ------------
Revolving credit facility; interest
  payable using LIBOR based rates;
  unsecured; matures 2002.......................................                        $   450.0           $      250.0
Vehicle inventory credit facilities;
  secured by the Company's vehicle
  inventory.....................................................                          1,028.6                  472.5
Other notes; maturities
  through 2009..................................................                            182.9                  180.4
                                                                                        ---------           ------------
                                                                                          1,661.5                  902.9
Less: current portion...........................................                         (1,089.8)                (532.0)
                                                                                        ---------           ------------
                                                                                        $   571.7           $      370.9
                                                                                        =========           ------------

                            REPUBLIC INDUSTRIES, INC.
   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
                                  (Continued)

10. COMPREHENSIVE INCOME

         The Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", effective January 1, 1998. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The components of the Company's comprehensive income are as follows:

                                                                                               THREE MONTHS ENDED
                                                                                                     MARCH 31,
                                                                                              ---------------------
                                                                                               1998            1997
                                                                                              ------          -----
Net income.............................................................                       $77.1           $38.7
Unrealized gain on marketable
  securities, net of income taxes......................................                          --            43.7
Foreign currency translation
  adjustments, net of income taxes.....................................                         (.9)           (2.8)
                                                                                              -----           -----
Comprehensive income...................................................                       $76.2           $79.6
                                                                                              =====           =====


11. INCOME TAXES

         Income taxes have been provided for based upon the Company's anticipated annual effective income tax rate.

12. STOCK OPTIONS AND WARRANTS

         The Company has various stock option plans under which shares of Common Stock may be granted to employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant. Generally, options granted will have a term of ten years from the date of grant, and will vest in increments of 25% per year over a four year period on the yearly anniversary of the grant date.

         A summary of stock option and warrant transactions for the three months ended March 31, 1998 is as follows:

                                                                                                           WEIGHTED-
                                                                                                            AVERAGE
                                                                                                           EXERCISE
                                                                                           SHARES            PRICE
                                                                                           ------            -----
Options and warrants outstanding at beginning of year...............................         48.1           $15.67
Granted.............................................................................         14.4            22.04
Exercised...........................................................................          (.5)           11.56
Canceled............................................................................          (.3)           24.55
                                                                                           ------
Options and warrants outstanding at March 31, 1998..................................         61.7            17.17
                                                                                           ======
Options and warrants exercisable at March 31, 1998..................................         28.4            10.24
Options available for future grants at March 31, 1998...............................         29.2             N/A


         Options available for future grants at March 31, 1998 include options available under the Company's 1998 Stock Option Plan approved by the Company's Board of Directors subject to shareholder approval at the Company's annual shareholder meeting to be held on May 20, 1998.

                            REPUBLIC INDUSTRIES, INC.
   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
                                  (Continued)

13. EARNINGS PER SHARE

         Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing diluted earnings per share, the Company has utilized the treasury stock method.

         The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings per share is shown below:

                                                                    THREE MONTHS ENDED
                                                                         MARCH 31,
                                                                   --------------------
                                                                   1998            1997
                                                                  ------          ------
Weighted average shares outstanding
  used in calculating basic
  earnings per share ..................................            440.0          390.3
Gross common equivalent shares ........................             46.1           57.2
Weighted average treasury
  shares purchased ....................................            (26.7)         (22.6)
Effect of using weighted average
  common equivalent shares
  outstanding .........................................             (1.0)         (10.0)
                                                                  ------         ------
Weighted average common and common
  equivalent shares used in
  calculating diluted earnings per
  share ...............................................            458.4          414.9
                                                                  ======         ======


14. LEGAL MATTERS

         By letter dated January 11, 1996, Acme Commercial Corp. d/b/a CarMax, The Auto Superstore, ("CarMax") accused the Company's wholly-owned subsidiary, AutoNation USA of infringing CarMax's trademark rights by using the marks AutoNation USA(SM) and "The Better Way to Buy a Car(SM)." AutoNation USA denied such allegations and on February 5, 1996, filed suit in the U.S. District Court for the Southern District of Florida seeking a declaratory judgment that its use and registration of such marks do not violate any of the rights of CarMax. On or about October 11, 1996, CarMax filed a counterclaim against AutoNation USA seeking damages and an order enjoining AutoNation USA from using certain marks, including the marks AutoNation USA and "The Better Way to Buy a Car." The case is in the court's October 1998 trial calendar. Although it is impossible to predict the outcome of this litigation, the Company believes that AutoNation USA has a valid basis for its complaint and that CarMax's allegations and counterclaims are without merit.

         The Company is also a party to various other general corporate legal proceedings which have arisen in the ordinary course of business. While the results of these matters, as well as the matter described above cannot be predicted with certainty, the Company believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position. However, unfavorable resolution could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

15. SUBSEQUENT EVENT

         In July 1998, the Company's solid waste subsidiary, Republic Services, Inc. ("RSI") completed an initial public offering of approximately 36.1% of its outstanding common stock, resulting in net proceeds of approximately $1.4 billion. The Company intends to distribute its remaining interest in RSI to the Company's shareholders in 1999, subject to certain conditions and consents (the "Distribution"). The Distribution is contingent, in part, on the Company obtaining a private letter ruling from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended, in form and substance satisfactory to the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (RESTATED)

         The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto which are included elsewhere herein. In addition, reference should be made to the Company's audited consolidated financial statements and notes thereto and related Management's Discussion and Analysis of Financial Condition and Results of Operations. The accompanying Unaudited Condensed Consolidated Statements of Operations and Cash Flows for the three months ended March 31, 1997 have been restated from amounts previously reported for certain business combinations accounted for under the pooling of interests method of accounting.

         In October 1997, the Company sold its electronic security services division. Accordingly, operating results of the electronic security services segment for the period prior to disposition have been classified as discontinued operations in the accompanying unaudited condensed consolidated financial statements.

         In July 1998, the Company's solid waste subsidiary, Republic Services, Inc. ("RSI") completed an initial public offering of approximately 36.1% of its outstanding common stock, resulting in net proceeds of approximately $1.4 billion. The Company intends to distribute its remaining interest in RSI to the Company's shareholders in 1999, subject to certain conditions and consents (the "Distribution"). The Distribution is contingent, in part, on the Company obtaining a private letter ruling from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended, in form and substance satisfactory to the Company.

BUSINESS COMBINATIONS

         The Company makes its decisions to acquire or invest in businesses based on financial and strategic considerations.

         Businesses acquired through March 31, 1998 and accounted for under the purchase method of accounting are included in the Unaudited Condensed Consolidated Financial Statements from the date of acquisition.

         During the three months ended March 31, 1998, the Company acquired various businesses in the automotive retail and solid waste services industries. The Company issued an aggregate of approximately 17.0 million shares of its common stock, par value $.01 per share ("Common Stock") and paid approximately $385.8 million of cash in such transactions which have been accounted for under the purchase method of accounting.

CONSOLIDATED RESULTS OF OPERATIONS

         The Company's consolidated revenue was $3.4 billion and $1.9 billion for the three months ended March 31, 1998 and 1997, respectively. Consolidated operating income was $124.1 million and $49.8 million for the three months ended March 31, 1998 and 1997, respectively. Net income was $77.1 million and $38.7 million for the three months ended March 31, 1998 and 1997, respectively. Diluted earnings per share was $.17 and $.09 for the three months ended March 31, 1998 and 1997, respectively. The operating results for each of the Company's business segments are discussed below.

BUSINESS SEGMENT INFORMATION

         The following table sets forth revenue with percentages of total revenue, and sets forth cost of operations, selling, general and administrative expenses and operating income with percentages of the applicable segment revenue for each of the Company's business segments for the periods indicated (in millions):

                                                                                 THREE MONTHS ENDED MARCH 31,
                                                                                 ----------------------------

                                                                    1998             %                 1997            %
                                                                    ----             -                 ----            -
Revenue:
  Automotive retail..................................            $2,343.4           68.5            $1,037.7          53.4
  Automotive rental..................................               775.7           22.7               641.3          33.0
  Solid waste services...............................               300.8            8.8               263.2          13.6
                                                                 --------          -----            --------        ------
                                                                  3,419.9          100.0             1,942.2         100.0
Cost of Operations:
  Automotive retail..................................             2,026.1           86.5               915.6          88.2
  Automotive rental..................................               605.4           78.0               513.6          80.1
  Solid waste services...............................               209.7           69.7               190.3          72.3
                                                                 --------                           --------
                                                                  2,841.2                            1,619.5
Selling, General and
  Administrative:
  Automotive retail..................................               260.9           11.1               108.9          10.5
  Automotive rental..................................               151.2           19.5               128.0          20.0
  Solid waste services...............................                28.3            9.4                29.8          11.3
  Corporate..........................................                14.2             --                 6.2            --
                                                                 --------                           --------
                                                                    454.6                              272.9
Operating Income:
  Automotive retail..................................                56.4            2.4                13.2           1.3
  Automotive rental..................................                19.1            2.5                (0.3)          (.1)
  Solid waste services...............................                62.8           20.9                43.1          16.4
  Corporate..........................................               (14.2)            --                (6.2)           --
                                                                 --------                           --------
                                                                 $  124.1                           $   49.8
                                                                 ========                           ========

AUTOMOTIVE RETAIL

         Automotive retail revenue was $2.3 billion for the three months ended March 31, 1998 versus $1.0 billion for the comparable 1997 period, an increase of 126%. Acquisitions accounted for 106% of the increase and new AutoNation USA megastores accounted for 20% of the increase.

         Cost of automotive retail operations was $2.0 billion and $915.6 million or, as a percentage of automotive retail revenue, 86.5% and 88.2% for the three months ended March 31, 1998 and 1997, respectively. The increase in aggregate dollars is due primarily to acquisitions. The decrease in such costs as a percentage of automotive retail revenue is primarily due to product mix as well as reduced inventory costs.

         Selling, general and administrative expenses were $260.9 million and $108.9 million or, as a percentage of automotive retail revenue, 11.1% and 10.5% for the three months ended March 31, 1998 and 1997, respectively. The increase in aggregate dollars is primarily from acquisitions. The increase in such expenses as a percentage of automotive retail revenue is due to costs associated with the opening of AutoNation USA megastores. As the Company opens additional AutoNation USA megastores such operations will incur fixed operating and administrative costs immediately while revenue volume will tend to grow more gradually.

AUTOMOTIVE RENTAL

         Automotive rental revenue was $775.7 million and $641.3 million for the three months ended March 31, 1998 and 1997, respectively, an increase of 21%. Acquisitions accounted for 19% of the increase and price accounted for 2% of the increase.

         Cost of automotive rental operations was $605.4 million and $513.6 million or, as a percentage of automotive rental revenue, 78.0% and 80.1% for the three months ended March 31, 1998 and 1997, respectively. The increase in aggregate dollars is due to acquisitions. The decrease in such costs as a percentage of automotive rental revenue is primarily a result of rental rate increases and lower fleet costs.

         Selling, general and administrative expenses were $151.2 million and $128.0 million or, as a percentage of automotive rental revenue, 19.5% and 20.0% for the three months ended March 31, 1998 and 1997, respectively. The increase in aggregate dollars is due to acquisitions.

SOLID WASTE SERVICES

         Solid waste services revenue was $300.8 million and $263.2 million for the three months ended March 31, 1998 and 1997, respectively, an increase of 14%. Acquisitions accounted for 5% of the increase, volume accounted for 4% of the increase and "tuck-in" acquisitions accounted for 5% of the increase, respectively.

         Cost of solid waste services operations was $209.7 million and $190.3 million or, as a percentage of solid waste services revenue, 69.7% and 72.3% for the three months ended March 31, 1998 and 1997, respectively. The increase in aggregate dollars is primarily due to acquisitions. The decrease in such costs as a percentage of solid waste services revenue is primarily a result of improvements in overall operating efficiency achieved through reductions in operating costs of acquired businesses.

         Selling, general and administrative expenses were $28.3 million and $29.8 million or, as a percentage of solid waste services revenue, 9.4% and 11.3% for the three months ended March 31, 1998 and 1997, respectively. The decrease in such expenses in aggregate dollars and as a percentage of solid waste services revenue is primarily due to the reduction of administrative expenses of acquired businesses and cost savings from centralizing administrative functions in certain regions.

CORPORATE

         Corporate expenses were $14.2 million and $6.2 million for the three months ended March 31, 1998 and 1997, respectively. Such increase is a result of the overall growth experienced by the Company.

INTEREST INCOME

         Interest income was $1.0 million and $7.6 million for the three months ended March 31, 1998 and 1997, respectively. Such decrease is primarily due to lower cash balances on hand during the period.

INTEREST EXPENSE

         Interest expense was incurred primarily on borrowings under the Company's revolving credit facility as well as debt assumed in acquisitions. Interest expense was $2.7 million and $4.4 million for the three months ended March 31, 1998 and 1997, respectively. Interest expense related to revenue earning vehicle financing and vehicle inventory financing is included in cost of automotive rental operations and cost of automotive retail sales, respectively.

INCOME TAXES

         The provision for income taxes was $43.3 million and $20.7 million for the three months ended March 31, 1998 and 1997, respectively. Income taxes have been provided based upon the Company's anticipated annual effective income tax rate.

FINANCIAL CONDITION

         At March 31, 1998, the Company had $273.5 million in cash and approximately $489.3 million of availability under its $1.0 billion unsecured revolving credit facility which may be used for general corporate purposes.

         The Company finances vehicle purchases for its automotive rental operations through a $3.35 billion program comprised of a $2.3 billion commercial paper program and three commercial paper conduit facilities totaling $1.05 billion. Borrowings under this program are secured by eligible vehicle collateral and bear interest based on market-dictated commercial paper rates. At March 31, 1998, the Company had approximately $90.0 million of availability under this program. The Company expects to continue to fund its revenue earning vehicle purchases with secured vehicle financings.

         The Company has vehicle inventory financing and other credit facilities to fund its automotive retail operations. In connection with the development of the AutoNation USA megastores, the Company is the lessee under a $500.0 million operating lease facility established to acquire and develop properties used in its business. The Company has guaranteed the residual value of the properties under this facility which guarantee totaled approximately $381.2 million at March 31, 1998.

         The Company believes that it has sufficient financial resources available to meet its anticipated capital requirements and obligations as they come due.

CASH FLOWS

         Cash and cash equivalents increased by $125.5 million and decreased by $98.7 million during the three months ended March 31, 1998 and 1997, respectively. The major components of these changes are discussed below.

CASH FLOWS FROM OPERATING ACTIVITIES

         Cash used in operating activities was $108.1 million and $341.4 million during the three months ended March 31, 1998 and 1997, respectively. Excluding purchases of revenue earning vehicles (net of sales) which are financed through secured vehicle financings, the Company generated positive operating cash flow of $258.2 million and $280.0 million during the three months ended March 31, 1998 and 1997, respectively.

CASH FLOWS FROM INVESTING ACTIVITIES

         Cash flows from investing activities consist primarily of cash used for capital additions, business acquisitions and other transactions as further described below.

         Capital additions were $118.9 million and $126.0 million during the three months ended March 31, 1998 and 1997, respectively.

         Cash used in business acquisitions was $347.7 million and $42.3 million for the three months ended March 31, 1998 and 1997, respectively. See "Business Combinations" of Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 2, "Business Combinations" of Notes to Unaudited Condensed Consolidated Financial Statements for a further discussion of businesses acquired.

         During the three months ended March 31, 1997, the Company exercised its warrant to acquire 15.0 million common shares of ADT Limited for $20 per share.

         The Company expects capital expenditures and cash used in business acquisitions to increase during the remainder of 1998 and in the foreseeable future due to expansion of the Company's existing businesses and future acquisitions. The Company intends to finance capital expenditures through cash on hand, revolving credit facilities and other financings.

CASH FLOWS FROM FINANCING ACTIVITIES

         Cash provided by financing activities during the three months ended March 31, 1998 and 1997 resulted from revenue earning vehicle financings, commercial bank borrowings, repayments of debt and, in 1997, the sale of Common Stock in a private placement transaction.

SEASONALITY

         The Company's automotive retail operations generally experience higher volumes of vehicle sales in the second and third quarters of each year in part due to manufacturer incentives and consumer buying trends.

         The Company's automotive rental operations and particularly the leisure travel segment is highly seasonal. In these operations, the third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season, the Company increases its rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the annual performance of this segment. The first and fourth quarters for the Company's automotive rental operations are generally the weakest, when there is limited leisure travel and a greater potential for adverse weather conditions. Many of the operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

YEAR 2000 SYSTEMS COSTS

         The Company utilizes software and related technologies throughout its businesses that will be affected by the date change in the year 2000 ("Year 2000"). The Company is in the process of evaluating the full scope and related costs to insure that the Company's systems continue to meet its internal needs and those of its customers. Anticipated costs for system modifications will be expensed as incurred and are not expected to have a material impact on the Company's consolidated results of operations. However, the Company cannot measure the impact that the Year 2000 issue will have on its vendors, suppliers, customers and other parties with which it conducts business.

NEW ACCOUNTING PRONOUNCEMENTS

         In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 prospectively beginning January 1, 1999. Adoption of this Statement will not have a material impact on the Company's consolidated financial position or results of operations.

         In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. The Company will adopt SOP 98-5 beginning January 1, 1999. Adoption of this Statement will not have a material impact on the Company's consolidated financial position or results of operations.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. SFAS 133 cannot be applied retroactively. SFAS 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1997. The Company has not yet quantified the impact of adopting SFAS 133 on the Company's consolidated financial statements and has not determined the timing of adoption of SFAS 133. However, SFAS 133 could increase volatility in earnings and other comprehensive income.

FORWARD-LOOKING STATEMENTS

         Certain statements and information included herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's lines of business; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the ability to obtain financing on acceptable terms to finance the Company's operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the dependence on vehicle manufacturers to approve dealership acquisitions and the restrictions imposed by vehicle manufacturers on dealership acquisitions and operations; the possibility of unfavorable changes to the cost or financing of the Company's vehicle rental fleet; the Company's dependence on key personnel; and other factors contained in the Company's filing with the Securities and Exchange Commission.